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                                                                     EXHIBIT 2.1









                            STOCK PURCHASE AGREEMENT

                                  by and among


                               KAYDON CORPORATION

                                       AND

                               ACE CONTROLS, INC.,
                      ACE CONTROLS INTERNATIONAL, INC., AND
                     THE SHAREHOLDERS OF ACE CONTROLS, INC.
                      AND ACE CONTROLS INTERNATIONAL, INC.


                            Dated as of March 1, 2001


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                                TABLE OF CONTENTS

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                                                                                                               PAGE
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
                                                     Article I
                                      Purchase and Sale of Shares and Closing

1.1.     Purchase and Sale........................................................................................2
1.2.     Purchase Price; Purchase Price Allocation; Closing Date Distributions....................................2
1.3.     Purchase Price Adjustment................................................................................2
1.4.     Closing; Payment of the Purchase Price...................................................................4
1.5.     Escrow...................................................................................................4
1.6.     Certain Definitions......................................................................................5
1.7.     Construction and Interpretation..........................................................................6

                                                    Article II
                                   Representations and Warranties of the Sellers

2.1.     Organization of the Companies; Qualification; Capitalization.............................................7
2.2.     Authority; No Violation or Consent.......................................................................8
2.3.     No Subsidiaries or Investments...........................................................................9
2.4.     Financial Statements.....................................................................................9
2.5.     No Undisclosed Liabilities...............................................................................9
2.6.     Absence of Certain Changes or Events....................................................................10
2.7.     Real Estate and Tangible Personal Properties; Title.....................................................10
2.8.     Patents, Trademarks, Trade Names, Etc...................................................................11
2.9.     Environmental Matters...................................................................................12
2.10.    Insurance...............................................................................................16
2.11.    Labor Matters...........................................................................................16
2.12.    ERISA; Benefit Plans....................................................................................17
2.13.    Certain Contracts and Arrangements......................................................................19
2.14.    Legal Proceedings, Etc..................................................................................20
2.15.    Governmental Authorizations and Regulations.............................................................20
2.16.    Taxes...................................................................................................20
2.17.    Transactions with Shareholders, Officers, Directors, Etc................................................22
2.18.    Change in Control Agreements............................................................................22
2.19.    Commissions.............................................................................................22
2.20.    Inventory...............................................................................................22
2.21.    Accounts and Notes Receivable; Accounts Payable.........................................................22
2.22.    Suppliers...............................................................................................23
2.23.    Customers...............................................................................................23
2.24.    Officers, Directors and Employees.......................................................................23
2.25.    Effect of Transaction...................................................................................23
2.26.    Compliance with Law.....................................................................................23
2.27.    Absence of Certain Commercial Practices.................................................................24
2.28.    No Competing Business...................................................................................24
2.29.    Warranty; Product Liability.............................................................................24

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
2.30.    Sellers' Representative.................................................................................25
2.31.    Transaction Discussions.................................................................................25
2.32.    No Misleading Statements................................................................................25

                                                    Article III
                                  Representations and Warranties of the Purchaser

3.1.     Organization............................................................................................25
3.2.     Authority Relative to this Agreement....................................................................25
3.3.     Consents and Approvals; No Violation....................................................................26
3.4.     Financing...............................................................................................26
3.5.     Commissions.............................................................................................26
3.6.     Access to Information...................................................................................26
3.7.     No Misleading Statements................................................................................27

                                                    Article IV
                                             Covenants of the Parties

4.1.     Conduct of Business of the Companies....................................................................27
4.2.     Access to Information...................................................................................28
4.3.     Additional Financial Statements; Updated Schedules......................................................29
4.4.     Consents................................................................................................29
4.5.     Filings.................................................................................................29
4.6.     No Shopping, Etc........................................................................................29
4.7.     Furnishing Information; Announcements...................................................................30
4.8.     Additional Agreements...................................................................................30
4.9.     Notification of Certain Matters.........................................................................30
4.10.    Tax Matters.............................................................................................30
4.11.    Personal Property of the Sellers........................................................................33
4.12.    Section 338(h)(10) Election.............................................................................33
4.13.    Appointment of Sellers' Representative..................................................................35
4.14.    Quiet Title Suit........................................................................................36
4.15.    Air Permit..............................................................................................36


                                                     Article V
                                    Conditions to Obligations of the Purchaser

5.1.     Representations and Warranties; Agreements..............................................................37
5.2.     Authorization; Consents.................................................................................37
5.3.     Absence of Litigation...................................................................................37
5.4.     Title Policy; Survey; Environmental Assessment..........................................................38
5.5.     Consent and Estoppel Certificate........................................................................39
5.6.     Employment Agreement....................................................................................39
5.7.     Non-Competition Agreement...............................................................................39
5.8.     Other Deliveries........................................................................................39
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
                                                    Article VI
                                     Conditions to Obligations of the Sellers

6.1.     Representations and Warranties; Agreements..............................................................40
6.2.     Authorization; Consents.................................................................................40
6.3.     Absence of Litigation...................................................................................40
6.4.     Other Deliveries........................................................................................41

                                                    Article VII
                                                  Indemnification

7.1.     Indemnification.........................................................................................41
7.2.     Payment for Indemnity Claims............................................................................45
7.3.     Survival................................................................................................46

                                                   Article VIII
                                                   Miscellaneous

8.1      Termination.............................................................................................47
8.2.     Expenses................................................................................................48
8.3.     Notices.................................................................................................48
8.4.     Assignment..............................................................................................49
8.5.     Entire Agreement........................................................................................49
8.6.     Modifications, Amendments and Waivers...................................................................49
8.7.     Counterparts............................................................................................50
8.8.     Governing Law...........................................................................................50
8.9.     Severability............................................................................................50
8.10.    Specific Performance....................................................................................50
8.11.    Third Parties...........................................................................................50
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SCHEDULES:

   Schedule 1.2(a)      Purchase Price; Purchase Price Allocation; Closing Date
                        Distributions
   Schedule 1.2(b)      Assets to be Distributed to the Sellers at the Closing
   Schedule 1.3(d)      Purchase Price Adjustment; Calculation of Target Net
                        Asset Closing Amount
   Schedule 1.4(b)      Closing;  Ownership of Shares
   Schedule 1.4(c)      Closing;  Payment of Purchase Price; Wire Transfer
                        Instructions
   Schedule 1.6         Exceptions to GAAP
   Schedule 2.1         Organization of the Companies; Qualification;
                        Capitalization
   Schedule 2.3         No Subsidiaries or Investments
   Schedule 2.6         Absence of Certain Changes or Events
   Schedule 2.7(a)      Real Estate and Tangible Personal Properties; Title
   Schedule 2.7(b)      De-Commission Machinery and Equipment Held in Storage or
                        Held For Future Possible Use
   Schedule 2.8         Patents, Trademarks, Trade Names, Etc.
   Schedule 2.9         Environmental Matters
   Schedule 2.10        Insurance
   Schedule 2.11        Labor Matters
   Schedule 2.12        ERISA; Benefit Plans
   Schedule 2.13        Certain Contracts and Arrangements
   Schedule 2.14        Legal Proceedings, Etc.
   Schedule 2.17        Transactions with Stockholders, Officers, Directors,
                        Etc.
   Schedule 2.19        Commissions
   Schedule 2.20        Inventory
   Schedule 2.21        Accounts Payable
   Schedule 2.23        Customers
   Schedule 2.24        Officers, Directors and Employees
   Schedule 2.29        Warranty; Product Liability
   Schedule 2.31        Transaction Discussions
   Schedule 4.1         Conduct of the Business of the Companies
   Schedule 4.4         Required Consents
   Schedule 4.11        Personal Property of the Sellers


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Exhibits:

   Exhibit A         Form of Escrow Agreement
   Exhibit B         Methodology of Section 338(h)(10) Purchase Price Allocation
   Exhibit C         Form of Employment Agreement
   Exhibit D         Form of Non-Competition Agreement
   Exhibit E         Form of Resignation


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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of March 1,
2001, by and among KAYDON CORPORATION, a Delaware corporation (the "Purchaser"), and the WILLIAM J. CHORKEY REVOCABLE TRUST DATED JUNE 5, 1974, AS AMENDED AND
RESTATED ON 28, 1999, the ALICE M. CHORKEY REVOCABLE TRUST DATED SEPTEMBER 29,
1976, AS AMENDED AND RESTATED ON JUNE 28, 1999, LORRAINE A. CHORKEY, JANET
CHORKEY-ROSALIK, SUSAN E. WILTS, KAREN L. RENAUD, WILLIAM JOHN CHORKEY, NANCY E.
MCMACKEN, LOIS K. DABROWSKI, the WILLIAM J. CHORKEY IRREVOCABLE 1996 CHILDREN'S
TRUST DATED JUNE 5, 1996, the ALICE M. CHORKEY IRREVOCABLE 1996 CHILDREN'S TRUST
DATED JUNE 5, 1996, the JANET CHORKEY-ROSALIK GRANTOR RETAINED ANNUITY TRUST
DATED NOVEMBER 16, 2000, the SUSAN E. WILTS GRANTOR RETAINED ANNUITY TRUST DATED
NOVEMBER 16, 2000, the KAREN L. RENAUD GRANTOR RETAINED ANNUITY TRUST DATED
NOVEMBER 16, 2000, and the LOIS K. DABROWSKI GRANTOR RETAINED ANNUITY TRUST
DATED NOVEMBER 16, 2000 (each individually, a "Seller" and collectively, the
"Sellers"), ACE CONTROLS, INC., a Michigan corporation ("ACE Controls"), ACE
CONTROLS INTERNATIONAL, INC., a Delaware corporation ("ACE Controls
International" and together with ACE Controls, the "Parent Companies"), and WILLIAM JOSEPH CHORKEY and ALICE M. CHORKEY (together, the "Sellers'
Representative"). The Purchaser, the Sellers, the Parent Companies, and the
Sellers' Representative are referred to from time to time in this Agreement together as the "Parties" and individually as a "Party."

                                   BACKGROUND

         A. The Sellers are owners of all of the outstanding shares of the capital stock of the Parent Companies.

         B. The Purchaser desires to purchase all of the outstanding shares of the capital stock of each Parent Company, and the Sellers desire to sell all such shares to the Purchaser, on the terms and conditions set forth in this Agreement.

         C. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in Section 1.6.

         Now, therefore, the Parties hereby agree as follows.

                                    AGREEMENT

                                    ARTICLE I
                    PURCHASE AND SALE OF SHARES AND CLOSING

         1.1. Purchase and Sale. Upon and subject to the terms and conditions of this Agreement, the Sellers shall sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all Liens, and the Purchaser shall purchase from the Sellers, as of and with effect from the beginning of business on the Closing Date (a) Ten Thousand (10,000) shares of Class A common voting stock and
One Million (1,000,000) shares of Class B common non-voting stock


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of ACE Controls, and (b) One Thousand (1,000) shares of Class A common voting stock and One Hundred Thousand (100,000) shares of Class B common non-voting stock of ACE Controls International (collectively, the "Shares"), constituting all of the issued and outstanding shares of the capital stock of each Parent
Company.

         1.2. Purchase Price; Purchase Price Allocation; Closing Date
Distributions.

                  (a) The purchase price payable by the Purchaser to the Sellers for the Shares shall be $70,750,000 (the "Purchase Price"), which shall be allocated among the Sellers and between the Parent Companies as set forth on
Schedule 1.2(a). The Purchase Price shall be either increased or decreased by the Purchase Price Adjustment described in Section 1.3.

                  (b) The Parent Companies shall distribute to the Sellers at the Closing the assets listed in Schedule 1.2(b). The distribution of such assets has been agreed to by the Purchaser, shall not be considered to be a breach of any representation, warranty, covenant, agreement or obligation of the Sellers or the Parent Companies under this Agreement, and shall not be deducted from or otherwise adversely affect the Purchase Price.

         1.3. Purchase Price Adjustment. A post-closing adjustment to the
Purchase Price shall be made as follows.

                  (a) On or before the thirtieth day after the Closing, or as soon as practicable thereafter, the Purchaser, at its cost and expense, shall prepare and provide to the Sellers' Representative a balance sheet reflecting the consolidated total assets and total liabilities of the Companies (as defined in Section 1.6) as of the Closing Date; provided, however, that the assets included on Schedule 1.2(b) shall not be included in such total assets, and, provided, further, that any and all outstanding checks written by any Company prior to the Closing on any foreign bank accounts, the funds of which have been liquidated and distributed to the Sellers, which have not cleared prior to the close of business on the day before the Closing Date shall be included in such total liabilities (the "Closing Date Balance Sheet"). The difference between the total assets and total liabilities as reflected on the Closing Date Balance
Sheet, as finally determined, is referred to as the "Net Asset Amount." The
Purchaser shall prepare the Closing Date Balance Sheet in accordance with GAAP, as consistently applied by the Parent Companies and consistent with the methodology utilized in the calculation of the Target Net Asset Amount as reflected on Schedule 1.3(d), provided that for purposes of the Closing Date
Balance Sheet, employee vacation days and sick days shall be accrued for in accordance with GAAP, regardless of the past practices of the Companies. The
Sellers' Representative and its representatives shall have the right to observe the work performed by the Purchaser or its representatives in connection with the preparation of the Closing Date Balance Sheet and shall have the right to examine and make copies of the work papers and such other documents that are generated or reviewed in connection with the preparation of the Closing Date
Balance Sheet.

                  (b) The Sellers' Representative shall have thirty days after the Sellers' Representative receives the Closing Date Balance Sheet to review such balance sheet (the



"Sellers' Review Period"). If, within the Sellers' Review Period, the Sellers' Representative notifies the Purchaser in writing that it is unwilling to accept any items on the Closing Date Balance Sheet, specifically identifying the items and amounts in dispute and the basis for such dispute (the "Sellers' Notice"), then the Sellers' Representative and the Purchaser shall use their reasonable efforts to reach agreement within the thirty days following the delivery of Sellers' Notice, or such longer period as may be agreed upon by the Sellers' Representative and the Purchaser (the "Resolution Period"), with respect to such disputed items or amounts. If the Sellers' Representative does not deliver a Sellers' Notice prior to the end of the Sellers' Review Period, then the Sellers' Representative shall be deemed to have accepted in full the Closing Date Balance Sheet prepared by the Purchaser and such balance sheet shall not be subject to any further review or change. If the Sellers' Representative timely delivers a Sellers' Notice to the Purchaser, then any items or amounts on the Closing Date Balance Sheet not identified in writing as a disputed item on the Sellers' Notice shall be deemed to have been accepted by the Sellers' Representative and shall not be subject to any further review or change.

                  (c) If the Sellers' Representative and the Purchaser fail to reach a mutually agreeable determination with respect to the Closing Date Balance Sheet within the Resolution Period, then the Sellers' Representative and the Purchaser shall submit the unresolved disputed items to an independent nationally recognized firm of certified public accountants not currently providing services to any Party and mutually agreed upon by the Sellers' Representative and the Purchaser, which agreement shall not be unreasonably withheld (the "Reviewing Accountants"). The Sellers' Representative and the Purchaser shall direct the Reviewing Accountants to resolve such unresolved disputed items within thirty days of submission or as soon thereafter as is practicable. The Reviewing Accountants' determination shall be made on the same basis as the Closing Date Balance Sheet, shall be final and binding on the Parties, and judgment on such determination may be entered in any court having jurisdiction. The Sellers, jointly and severally, and the Purchaser shall each be responsible for one-half of the fees and expenses of the Reviewing Accountants. Any agreement as to the Closing Date Balance Sheet shall be in writing and signed by the Sellers' Representative and the Purchaser.

                  (d) As reflected on the Closing Date Balance Sheet, as finally determined, if the Net Asset Amount is less than the amount indicated on
Schedule 1.3(d) (the "Target Net Asset Amount"), which is the amount reflected on the September 30, 2000 balance sheet (the calculation of which is set forth on Schedule 1.3(d)), then the Sellers, jointly and severally, shall be obligated promptly to pay the amount of such deficiency to the Purchaser in immediately available funds as directed by the Purchaser.

                  (e) As reflected on the Closing Date Balance Sheet, as finally determined, if the Net Asset Amount is greater than the Target Net Asset Amount, then the Purchaser shall be obligated promptly to pay the amount of such excess to the Sellers in immediately available funds as directed by the Sellers.

                  (f) The payment, if any, required by this Section 1.3 shall be referred to as the "Purchase Price Adjustment."

         1.4. Closing; Payment of the Purchase Price.

                  (a) Subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dykema Gossett PLLC, 315 East Eisenhower Parkway, Ann Arbor, Michigan, at 10:00 o'clock a.m., local time, on March 1, 2001, or at such other time, place and date as shall be mutually agreed on by the Parties. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date" and the Closing shall be deemed to be effective as of the beginning of business on the Closing Date.

                  (b) At the Closing, in consideration of the Purchaser's delivery of the Purchase Price pursuant to Section 1.4(c), the Sellers each shall deliver to the Purchaser a certificate or certificates representing the Shares owned by such Seller as set forth on Schedule 1.4(b), duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, sufficient in form and substance to convey to the Purchaser good title to all of the Shares, free and clear of all Liens, and registered in the name of the Purchaser.

                  (c) At the Closing, the Purchaser shall deliver to bank account(s) designated by the Sellers on Schedule 1.4(c), by intrabank or wire transfer of immediately available funds, an amount equal to the Purchase Price less the Escrow Amount (as defined below) (such amount, the "Closing Date Payment Amount"). The Sellers may direct the Purchaser to deliver a portion of the Closing Date Payment Amount to certain third parties for fees, expenses, costs or other obligations arising out of or in connection with the transactions contemplated in this Agreement.

         1.5. Escrow.

                  (a) At the Closing, the Purchaser shall deposit by wire transfer of immediately available funds $5,000,000 of the Purchase Price (the "Escrow Amount") into escrow to be held in accordance with the terms of the Escrow Agreement among the Purchaser, the Sellers' Representative, and the Detroit, Michigan office of Bank One Trust Company, National Association, in substantially the form attached in this Agreement as Exhibit A (the "Escrow Agreement"). To the extent that amounts are to be paid by the Sellers to the Purchaser pursuant to this Agreement, such amounts shall be paid from the Escrow Amount pursuant to the terms of the Escrow Agreement, other than amounts, if any, the Sellers are required to pay to the Purchaser pursuant to Section 1.3, which the Sellers shall pay directly. Disbursement of all or any of the Escrow Amount shall be governed by the terms of the Escrow Agreement.

                  (b) The Escrow Amount shall be established with funds taken from the Purchase Price allocated to the WILLIAM J. CHORKEY IRREVOCABLE 1996 CHILDREN'S TRUST DATED JUNE 5, 1996 (the "WJC Trust"). The other Sellers hereby agree to indemnify the WJC Trust ratably according to their respective ownership percentages of the Shares against any and all payments from the Escrow Amount to the Purchaser. The agreement in this Section 1.5(b) shall survive termination of this Agreement.

         1.6. Certain Definitions. For purposes of this Agreement:

         "ACE Germany" means ACE Stossdampfer GmbH, a German Gesellschaft mit beschrankter Haftung.

         "ACE Japan" means ACE Controls Japan, L.L.C., a Michigan limited liability company.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Company" or "Companies" shall mean the Parent Companies, ACE Japan, and ACE Germany.

         "GAAP" means generally accepted accounting principles, consistently applied, except as provided on Schedule 1.6.

         "To the knowledge," or "known," and words of similar import shall mean the actual knowledge of a person; provided, however, that with respect to the Sellers, such terms shall include the actual knowledge of William Joseph Chorkey, Alice M. Chorkey, Lorraine A. Chorkey, and William John Chorkey, after making reasonable inquiry of Rudi Kirst, A. John Haslam, and Hideo Hoshino.

         "Leases" means any written or oral lease agreement under which any Company leases real or tangible personal property, including any equipment leases and capitalized leases.

         "Lien" means any pledge, lien (including any Tax lien), charge, claim, community property interest, condition, equitable interest, encumbrance, security interest, mortgage, option, restriction on transfer (including any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, equity or other right of another person of every nature and description whatsoever.

         "Material Adverse Effect" means any change in, or effect on, any Company which is, or is reasonably likely to be, materially adverse to the combined business, properties, results of operations, financial condition or prospects of the Companies taken as a whole, other than a change or effect that is caused by or results from general economic conditions or that affects generally the industry in which the Companies operate.

         "Person" or "person" means an individual or any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other legal entity or a government or governmental entity.

         "Real Estate" means the Owned Real Estate and the Leased Real Estate (as defined in Section 2.7) and all appurtenances, improvements, buildings and fixtures thereto or thereon.

         1.7. Construction and Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

                  (a) Each definition in this Agreement includes the singular and the plural, and references to any gender include the other gender where appropriate.

                  (b) Any reference to any federal, state, local or foreign statute or law shall be deemed to also to refer to all rules and regulations promulgated under such statute or law, unless the context requires otherwise. References to any statute or regulation mean such statute or regulation as amended at the time and include any successor legislation or regulation.

                  (c) The word "including" means "including, but not limited to." The word "or" is not exclusive. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

                  (d) Unless otherwise provided for in this Agreement, references to Articles, Sections, Exhibits and Schedules mean the Articles, Sections, Exhibits and Schedules of this Agreement. The Exhibits and Schedules are incorporated by reference into and shall be deemed a part of this Agreement.

                  (e) All references to dollar amounts in this Agreement shall be references to United States Dollars unless otherwise provided.

                  (f) In computing any time period provided for in this Agreement, the first day of the time period shall not be counted but the last day of the time period shall be counted. Any action required to be taken on a particular day must be taken before 5:00 p.m., Eastern Time on that day. For example, if an action were required to be taken within ten days after the Closing Date, and the Closing Date were October 31, the first day to be counted would be November 1 and the action would be required to be taken before 5:00 p.m., on November 10.

                  (g) All accounting terms used in this Agreement which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP on the date of this Agreement.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers, jointly and severally, represent and warrant to the Purchaser that the following representations and warranties are true and correct.

         2.1. Organization of the Companies; Qualification; Capitalization.

                  (a) Each Company is the type of entity listed opposite its name on Schedule 2.1 and is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth on
Schedule 2.1. Each Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as listed on Schedule 2.1, no Company used any assumed name or did business under any name other than its formal name at any time during the five years prior to the date of this Agreement.

                  (b) Each Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction set forth on Schedule 2.1, which are all jurisdictions in which the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect.

                  (c) The authorized and issued capital stock or equity interests of each Company are set forth on Schedule 2.1. All issued shares or units of such capital stock or equity interests are validly issued and outstanding, fully paid and nonassessable, and owned beneficially and of record by the Sellers or the Parent Companies as set forth on Schedule 2.1. Each Seller and Parent Company has good title to such shares or units, free and clear of any and all Liens. Except as set forth on Schedule 2.1:

                           (i) no Company or Seller has granted, issued or
entered into any security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (A) calls for the issuance, sale, pledge or other disposition of any shares or units of such capital stock or equity interests or any securities convertible into, or exchangeable for, or other rights to acquire, such shares or units, or (B) obligates any Company or Seller to grant, offer or enter into any of the foregoing;

                           (ii) there are no outstanding phantom stock rights or
other equity-based rights issued by any Company or Seller;

                           (iii) there are no outstanding contractual
obligations of any Company or Seller to repurchase, redeem or otherwise acquire any shares or units of such capital stock or equity interests;

                           (iv) there are no voting trusts, proxies or other
agreements or understandings to which any Company or Seller is a party with respect to the (A) voting of shares or units of such capital stock or equity interests, (B) dividends or distributions on account of such shares or units, or
(C) the transfer or disposition of such shares or units.

         2.2. Authority; No Violation or Consent.

                  (a) Each Parent Company and each Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement and all corporate, shareholder, company, trust or other proceedings required to be taken by or on his, her or its part to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly and validly executed and delivered by each Parent Company and each Seller and constitutes a valid and binding agreement of each Parent Company and each Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance with the terms of this Agreement do not and will not:

                           (i) conflict with or result in any breach of any
provision of any Company's Articles of Incorporation or Bylaws, any Seller's trust agreement or other similar governing documents or the terms of any agreement or other instrument to which any Company or any Seller is a party or by which he, she or it or any of his, hers or its property may be bound;

                           (ii) conflict with, result in a breach of any
provision of, constitute (with or without due notice or lapse of time or both) a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which any Seller or any Company is a party or to which any Seller or any Company or any of his, her or its property is subject;

                           (iii) result in the creation of any Lien upon, or any
Person obtaining the right to acquire, any of the Shares or any of the assets of any Company;

                           (iv) violate or conflict with any law, ordinance,
code, rule, regulation, decree, order or ruling of any court or governmental authority, to which any Seller or any Company or any of the Shares or any of any Company's assets is subject;

                           (v) require, to the Sellers' knowledge, any
authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority except as may be required to be in compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and comparable foreign competition or antitrust provisions; or

                           (vi) except for the Required Consents set forth on
Schedule 4.4, require any consent of any Person to the execution, delivery or performance of this Agreement or to the consummation of the transactions contemplated by this Agreement or to the operation of any Company's business after the Closing Date substantially as operated prior thereto, including consents from parties to leases or other agreements or commitments.

         2.3. No Subsidiaries or Investments. Except as set forth on Schedule
2.3 (the "Subsidiaries"), no Company beneficially owns, directly or indirectly, any outstanding voting stock, membership interests, partnership interests or equity of any other corporation, limited liability company, partnership or other entity, nor is any Company a party to or involved with any partnership, joint venture, limited liability company or other entity in which any Company, directly or indirectly, has, or pursuant to any agreement has or will have the right to acquire by any means, an interest or investment representing an equity, profit or voting interest entitling any Company or any subsidiary of any Company to vote for or appoint the management of such entity.

         2.4. Financial Statements.

                  (a) The Sellers have furnished to the Purchaser the ACE Controls Consolidated Financial Statements - Income Tax Basis as of and for the year ended December 31, 1999, as reviewed by Deloitte & Touche LLP. Such financial statements are referred to as the "1999 ACE Controls Financial Statements." The balance sheet included in the 1999 ACE Controls Financial Statements presents fairly the financial position of ACE Controls as of December 31, 1999, and the related statement of operations included therein presents fairly the results of operations for the fiscal year then ended, in each case in accordance with GAAP, except as noted therein.

                  (b) The Sellers have furnished to the Purchaser the ACE Controls International Statutory Audited Consolidated Financial Statements as of and for the year ended December 31, 1999, as audited by Hoban, Nelson & Lang, Chartered Accountants. Such financial statements are referred to as the "1999 UK Financial Statements." The balance sheet included in the 1999 UK Financial Statements presents fairly the financial position of ACE Controls International as of December 31, 1999, and the related statement of operations included therein presents fairly the results of operations for the fiscal year then ended, in each case in accordance with GAAP, except as noted therein.

                  (c) The Sellers have furnished to the Purchaser the ACE Germany Statutory Audited Consolidated Financial Statements as of and for the year ended December 31, 1999, as audited by Deloitte & Touche, LLP. Such financial statements are referred to as the "1999 ACE Germany Financial Statements." The balance sheet included in the 1999 ACE Germany Financial Statements presents fairly the financial position of ACE Germany as of December 31, 1999, and the related statement of operations included therein presents fairly the results of operations for the fiscal year then ended, in each case in accordance with GAAP, except as noted therein.

                  (d) The 1999 ACE Controls Financial Statements, the 1999 UK Financial Statements, and the 1999 ACE Germany Financial Statements are referred to collectively in this Agreement as the "1999 Financial Statements."

                  (e) The Sellers have furnished to the Purchaser (i) an unaudited consolidated balance sheet of each Company as of September 30, 2000, and (ii) an unaudited consolidated statement of operations of each Company for the nine-month period then ended. Such financial statements are referred to in this Agreement as the "Interim Financial Statements." The Interim Financial Statements were prepared in conformity with GAAP, except as noted therein, and fairly present (subject to normal year-end audit adjustments) the financial position and results of operations of the Companies for the periods covered by such statements.

         2.5. No Undisclosed Liabilities.

                  (a) No Company has any liability or obligation, secured or unsecured (whether known or unknown, asserted or unasserted, absolute, accrued, contingent or otherwise, and whether due or to become due), nor is there any such liability or obligation for which any Company is or may become liable, contingently or otherwise, which are not reflected in the 1999 Financial Statements or the Interim Financial Statements or disclosed in the notes thereto, except those (i) which are of the type not required under GAAP to be reflected in the 1999 Financial Statements or the Interim Financial Statements,
(ii) which were incurred in the ordinary course of business after September 30, 2000, and are consistent with past practices in nature and are individually and in the aggregate in an amount consistent with the Interim Financial Statements, or (iii) which are disclosed on any Schedules to this Agreement. The Sellers have no knowledge of any circumstance, condition, event or arrangement that will give rise to any liabilities of any Company or any successor to any Company after the date of this Agreement, other than in the ordinary course of business.

                  (b) ACE Controls Japan, Ltd., a Delaware corporation, was dissolved effective as of December 31, 1997. After the liquidation and dissolution of such company, there were no unpaid liabilities of such company to any Person, including Tax liabilities and liabilities to suppliers and vendors.

         2.6. Absence of Certain Changes or Events. Except as set forth on
Schedule 2.6 or as otherwise expressly contemplated by this Agreement, since September 30, 2000, there has not been: (a) any Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any Company's capital stock or any repurchase, redemption or other acquisition by any Company of any shares of capital stock or other equity interests of any Company; (c) any damage, destruction or casualty loss, whether covered by insurance or not, which has a Material Adverse Effect on any individual Company;
(d) any material change by any Company in its accounting methods, principles or practices; or (e) any acquisition or disposition of an asset with an individual value in excess of $25,000 or an aggregate value in excess of $100,000.

         2.7. Real Estate and Tangible Personal Properties; Title.

                  (a) Schedule 2.7(a) sets forth a list of all real property owned by any Company (the "Owned Real Estate") and any lease pursuant to which any Company leases real property as lessee or lessor (the real property subject to such leases, the "Leased Real Estate").

                  (b) The buildings, facilities, machinery, equipment (other than de-commissioned machinery and equipment in storage or held for possible future use set forth on Schedule 2.7(b)), furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business or operations of any Company (the "Tangible Property") (i) are in good operating condition and repair as of the date of this Agreement (normal wear and tear and temporary service outages for repair or replacement excepted), (ii) have received or are receiving, through the date of this Agreement, repair and replacement in accordance with the Companies' past practices, and (iii) are suitable for their current use and are currently in use by the applicable Company in the operation of its businesses in the ordinary course (other than items awaiting or undergoing repair, or de-commissioned machinery and equipment in storage or held for possible future use). The Tangible Property is free of any material structural or engineering defects that would have a Material Adverse Effect.

                  (c) Each Company has good, valid and marketable fee simple title to all of the Owned Real Estate and to the Tangible Property and all of the other assets reflected on the Interim Financial Statements, all of which are free and clear of all Liens other than (i) those set forth on Schedule 2.7(a),
(ii) Liens for current Taxes, assessments or governmental charges not yet due or delinquent, (iii) those which do not, individually or in the aggregate, materially interfere with the use of the Owned Real Estate or Tangible Property or materially detract from their value, (iv) liens of mechanics, materialmen, laborers, warehousemen, carriers and other similar common law or statutory liens arising in the ordinary course of business which are not yet due and payable or, if due and payable, have been adequately bonded, (v) any liens or encumbrances disclosed on the title commitment provided by the Sellers to the Purchaser pursuant to Section 5.4, and (vi) zoning, entitlement and other land use and environmental regulations by governmental agencies.

                  (d) No Company is in violation of any local zoning or similar land use laws or governmental regulations, except where such violation would not have a Material Adverse Effect. No Company is in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting the Owned Real Estate, except where such violation or noncompliance would not have a Material Adverse Effect.

                  (e) No Company has received notice that the whole nor any portion of the Real Estate is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any governmental authority, body or other Person with or without payment of compensation therefor, nor, to the Sellers' knowledge, has any such condemnation, expropriation or taking been proposed.

         2.8. Patents, Trademarks, Trade Names, Etc.

                  (a) Schedule 2.8 sets forth a complete and correct list of (i) all patents and patent applications and other invention disclosures, trademarks, trade names, service marks, and copyrights owned by any Company, and all licenses and other agreements relating thereto, whether registered or unregistered, and whether in the United States or any other jurisdiction, and
(ii) all agreements relating to third-party Intellectual Property that any Company is licensed or authorized to use.

                  (b) The Sellers have delivered to the Purchaser copies of all documentation which they or the Companies possess relating to each item set forth on Schedule 2.8. The Companies own or have the right to use, pursuant to license, sublicense, agreement or permission, all Intellectual Property (as defined below) used in the operation of their business as presently conducted.

                  (c) Except as set forth on Schedule 2.8, no Company has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any Intellectual Property rights of a third party (including any claims that any Company must license or refrain from using any Intellectual Property rights of a third party). To the Sellers' knowledge, no Company has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties and, to the Sellers' knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any Company.

                  (d) With respect to each item of Intellectual Property owned by any Company and identified on Schedule 2.8, the applicable Company possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property identified on Schedule 2.8 that any Company is licensed or authorized to use, the license, sublicense, agreement or permission covering such item (i) is legal, valid, binding, enforceable and in full force and effect and will not be affected by consummation of the transactions contemplated by this Agreement, and (ii) has not been breached by any party thereto.

                  (e) As used in this Agreement, "Intellectual Property" means all U.S. and foreign patents, patent applications, inventions, trade secrets, know-how, registered or unregistered trademarks, trade names, service marks, and copyrights (including any goodwill associated therewith).

         2.9. Environmental Matters.

                  (a) Except as set forth on Schedule 2.9, each Company holds all Environmental Permits necessary to conduct its business as presently conducted. All such Environmental Permits are in full force and effect and the Companies have made all appropriate filings and registrations where necessary for the issuance or renewal of such Environmental Permits. Schedule 2.9 lists
(i) each Environmental Permit now held, (ii) the governmental entity which has jurisdiction with respect to such Environmental Permit, (iii) the entity which is required to hold such Environmental Permit, and (iv) the effective date and duration of such Environmental Permit. The Companies are in compliance, in all material respects, with all terms and conditions of all such Environmental Permits and all Environmental Laws.

                  (b) Except as set forth on Schedule 2.9, the consummation of the transactions contemplated by this Agreement will not require the Purchaser or the Companies to provide notice, obtain governmental approval or take any other actions in order to enable the Purchaser to continue to hold all Environmental Permits and to remain in compliance with the terms and conditions of all Environmental Permits and all Environmental Laws. No Company has obtained information from regulatory agencies having jurisdiction or any other Person, which would lead a reasonable Person with knowledge of the facts and circumstances to believe that such Permits may not be issued, renewed, extended or reissued in due course and as requested without material cost or penalty.

                  (c) Except as set forth on Schedule 2.9, there is not pending against any Company any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice of violation, demand, judgment, order, lien, proceeding or hearing or any study, inquiry, proceeding or investigation (collectively, "Environmental Actions"), based on or related to any Environmental Permit or any Environmental Law or the presence, manufacture, generation, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment or disposal, or handling, or the emission, discharge, release or threatened release into the environment, of any Regulated Substance, nor to Sellers' knowledge, has any such Environmental Action been threatened within the five years immediately prior to the date of this Agreement.

                  (d) Except as set forth on Schedule 2.9, no Company has manufactured, generated, processed, distributed, used, sold, treated, recycled, received, stored, disposed of, transported, arranged for transportation, treatment or disposal of, handled or conducted any other activity involving, any Regulated Substance except in compliance in all material respects with Environmental Laws and Environmental Permits.

                  (e) Except as set forth in Schedule 2.9, the Sellers have no knowledge of any past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (i) that will interfere with or prevent continued material compliance by any Company with Environmental Laws and the requirements of Environmental Permits; (ii) that will give rise to any liability or other obligation under any Environmental Laws that will require either Party to incur any actual or potential Environmental Costs; or (iii) that will form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving either Party based on or related to any Environmental Matter or which will require any Company to incur any Environmental Costs.

                  (f) Except as set forth in Schedule 2.9, there are no underground or aboveground storage tanks, incinerators, surface impoundments or lagoons at, on, under or within the Owned Real Estate or Leased Real Estate.
Schedule 2.9 lists all underground or aboveground storage tanks, incinerators or surface impoundments that, to the Sellers' knowledge, were removed from or closed at any such properties.

                  (g) No Company has received any written notice or other communication that it is or may be a potentially responsible person or otherwise liable, nor to the Sellers' knowledge is any Company otherwise liable, in connection with an Environmental Matter relating to any waste disposal site or other location allegedly containing, used for, or resulting from the disposal of, any Regulated Substances.

                  (h) To the Sellers' knowledge, since January 1, 1996, no Company has used any waste disposal or waste treatment site, or otherwise disposed of or treated, transported for disposal or treatment, or arranged for the transportation for disposal or treatment of, any Hazardous Waste to any place or location in violation of any Environmental Laws. Since January 1, 1996
(i) no Company has generated, stored, disposed of, transported or arranged for the transportation of any Hazardous Waste to, a landfill or other facility, except those which are set forth on Schedule 2.9, and (ii) all third-parties used by any Company to transport or dispose of any Hazardous Waste or other waste are set forth on Schedule 2.9. No Company has received, nor do the Sellers have knowledge of, any request for response action, administrative or other order (or request therefor), judgment, complaint, claim, investigation, request for information or other request for relief in any form relating to any facility where Hazardous Waste generated or transported by any Company has been or may have been handled, stored, disposed of, placed or located. Except as set forth on Schedule 2.9, no Company has been requested or required by any governmental authority or any other person to perform any investigatory or remedial activity or other action in connection with any Environmental Matter.

                  (i) Except as specifically disclosed in the environmental reports listed in Schedule 2.9 (the "Environmental Reports"), copies of which the Sellers have provided to the Purchaser, or as otherwise set forth in
Schedule 2.9, there has been no release or other discharge by any Company at any time of any Regulated Substances at, on, or about, under or within the Real Estate currently owned, leased, operated or controlled by any Company which would give rise to any material liabilities or obligations of any Company under Environmental Laws (other than pursuant to and in accordance with Environmental Permits held by such Company). None of the Real Estate is, nor has any ever been, listed on the United States Environmental Protection Agency's National Priorities List or any analogous state or foreign listing, except as listed on
Schedule 2.9. To the Sellers' knowledge, no waste of any Company has been transported to or treated at any place or location listed on the United States Environmental Protection Agency's National Priorities List or any analogous state or foreign listing, except as listed on Schedule 2.9.

                  (j) To the extent requested by the Purchaser, the Sellers have provided to the Purchaser true, accurate, and complete information in its possession or control pertaining to all of the matters set forth in subsections
(a) through (i) of this section, including all documents and information pertaining to all environmental audits or assessments prepared by or for any Company, any governmental entity or any third party (including any financial institution) and including all reports of environmental audits or assessments and all documents in the possession of any Company relating to the transportation or disposal of Hazardous Waste.

                  (k) Except as specifically disclosed in the Environmental Reports, the Companies and the Real Estate are in compliance in all material respects with all Environmental Laws.

                  (l) As used in this Section 2.9:

                           (i) "Environmental Laws" means any currently
applicable federal, state, local or foreign statutory or common law, and any rule, regulation, code, plan, ordinance, order, decree, judgment, permit, grant, franchise, concession, restriction, agreement, requirement or injunction issued, entered, promulgated or approved thereunder, relating to the environment, including any law relating to emissions, discharges, disseminations, releases or threatened releases of Regulated Substances into the environment (including air, surface water, groundwater and land surface or subsurface), or relating to the presence, manufacture, generation, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment of disposal, or handling of Regulated Substances.

                           (ii) "Environmental Permits" means, collectively,
permits, consents, licenses, approvals, registrations, certifications and authorizations required under Environmental Laws.

                           (iii) "Environmental Costs" means, without
limitation, any actual or potential cleanup costs, remediation, removal, or other response costs (which shall include costs to cause any Company to come into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), fees, losses, liabilities or obligations (including liabilities or obligations under any lease or other contract), payments, damages (including any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including damages (A) of third parties for personal injury or property damage, or (B) to natural resources), civil, administrative or criminal fines or penalties, judgments and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

                           (iv) "Environmental Matter" means any matter having a
Material Adverse Effect arising out of, relating to, or resulting from (A) any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Regulated Substances into the air (indoor and outdoor), surface water, ground water, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures in violation of an Environmental Law, or (B) otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Regulated Substances in violation of an Environmental Law.

                           (v) "Hazardous Waste" means a solid waste, or
combination of solid wastes, which because of its quantity, concentration, or physical, chemical, or infectious characteristics may (A) cause, or significantly contribute to an increase in mortality or an increase in serious irreversible, or incapacitating reversible, illness, or (B) pose a substantial present or potential hazard to human health or the environment when improperly treated, stored, transported, or disposed of, or otherwise managed.

                           (vi) "Regulated Substances" means any substance,
compound or material regulated by or pursuant to any Environmental Law.

         2.10. Insurance. Schedule 2.10 sets forth a listing and a brief description of the type, amount of coverage and term of all policies of fire, liability, workers' compensation and all other forms of insurance owned or held by and insuring any Company or its business, each of which is in full force and effect. All premiums with respect to such insurance policies covering all periods up to and including the Closing Date have been or will be paid (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are valid, outstanding, and enforceable up to the Closing Date and, to the Sellers' knowledge, will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Except as set forth in
Schedule 2.10: (a) to the Sellers' knowledge, the insurance policies to which any Company is a party are sufficient for compliance with all requirements of law and for all agreements to which any Company is a party; (b) there are no outstanding claims by any Company under any such insurance policies except for routine claims under workers' compensation and employee benefit plans; (c) no Company has been refused any insurance with respect to their assets or operations nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the 36 months immediately prior to the date of this Agreement; and (d) to the Sellers' knowledge, each Company has timely and properly given all notices required to have been given by any Company to any insurance company, and no insurance company has asserted in writing that any claim is not covered by the applicable policy relating to such claim.

         2.11. Labor Matters. Except as set forth in Schedule 2.11, no Company is a party to or subject to any labor union or collective bargaining agreement. Each Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. There is not actually pending or, to the Sellers' knowledge, threatened against any Company (a) any labor strike, slowdown or work stoppage, (b) any material grievance or arbitration proceeding arising out of or under any collective bargaining agreements, or (c) any unfair labor practice complaint against any Company before the National Labor Relations Board or comparable foreign governmental or administrative entity. No representation petition respecting the employees of any Company has ever been filed with the National Labor Relations Board or any comparable foreign governmental or administrative entity. No Company has ever experienced any primary work stoppage or labor strike involving its employees.

         2.12. ERISA; Benefit Plans.

                  (a) Schedule 2.12 contains a list of all employment-related plans, including employment or consulting agreements, collective bargaining and supplemental agreements, pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, severance, medical and hospitalization, insurance, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements, whether written or oral, which any Company maintains or have maintained, or under which any Company has or had any obligations with respect to any employee, now or at any time during the five years immediately prior to the date of this Agreement (the "Plans").

                  (b) Except as set forth in Schedule 2.12: (i) no Company has any unfunded liabilities in connection with any of the Plans; (ii) all contributions, premium payments and other payments due from any Company to or under such Plans have been paid in a timely manner; and (iii) all additional contributions, premium payments and other payments due on or before the Closing Date shall have been paid by that date.

                  (c) Except as set forth in Schedule 2.12, with respect to each of the Plans:

                           (i) each Plan has been established, maintained,
funded and administered in all material respects in accordance with its governing documents, and all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including compliance with ERISA Section 404(c) and related regulations regarding participant self-directed investments), the Code, other applicable domestic or foreign law, and all regulations thereunder;

                           (ii) all disclosures to employees and all filings and
other reports relating to each such Plan and required (under ERISA, the Code, other applicable domestic or foreign law, including federal, state and foreign securities laws, and all regulations thereunder) to have been made or filed on or before the Closing Date have been or will be duly and timely made or filed by that date;

                           (iii) there is no litigation, disputed claim (other
than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the Sellers' knowledge, threatened with respect to any such Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Plan;

                           (iv) the Sellers have delivered to the Purchaser true
and complete copies of the following: (A) the current Plan document (including a written description of all oral Plans); (B) any amendments thereto, and the related summary plan description, if any; (C) each trust or custodial agreement and each deposit administration, group annuity, insurance or other funding agreement associated with each such Plan; (D) for the last three Plan years, the financial information or reports (including any FASB required reports, if applicable), valuation reports, and/or actuarial reports relating to each such Plan; (E) all Internal Revenue Service and other governmental agency rulings relating thereto, and all applications for such rulings; (F) and all filing and reports (including the Annual Report Form 5500 series, if applicable) filed with any governmental agency at any time during the three year period ending on the Closing Date, along with all schedules and reports filed therewith;

                           (v) neither any such Plan nor any other person or
entity has engaged in a "prohibited transaction" (as defined in ERISA Section 406 or Code Section 4975) or comparable foreign statutes or regulations with respect to such Plan, for which no individual or class exemption exists;

                           (vi) each Plan which is a "group health plan" (as
defined in Code Section 5000(b)(1)) has complied and will comply at all times (whether before or on the Closing Date) in all respects with the applicable requirements of ERISA, the Code, and any applicable state law, including ERISA Sections 601 through 734, Code Sections 498B and 9801 through 9833 and all related regulations thereunder; and

                           (vii) no such Plan is an "employee welfare benefit
plan" (as defined in ERISA Section 3(1)) that provides benefits to or on behalf of any person following retirement or other termination of employment (except to the extent required by Code Section 4980B).

                  (d) Except as set forth in Schedule 2.12, with respect to each Plan which is an "employee pension benefit plan" (as defined in ERISA Section 3(2)):

                           (i) no event has occurred and no condition exists
relating to any such Plan that would subject any Company or the Purchaser to any tax under Code Sections 4972 or 4979, or to any liability under ERISA Section 502;

                           (ii) to the extent applicable, no such Plan has
experienced any "accumulated funding deficiency" (as defined in Code Section
412), whether or not waived, at any time;

                           (iii) no such Plan is subject to Title IV of ERISA;
and

                           (iv) no such Plan is a "multiemployer plan" (as
defined in ERISA Section 3(37)).

                  (e) The consummation of the transactions contemplated by this Agreement will not:

                           (i) entitle any current or former employee of any
Company to severance pay, unemployment compensation or similar payment;

                           (ii) accelerate the time of any payment or vesting or
increase the amount of any compensation due to, or in respect of, any current or former employee of any Company; or

                           (iii) constitute or involve the breach of fiduciary
responsibility within the meaning of ERISA Section 502(l) or otherwise violate
Part 4 of Subtitle B of Title I of ERISA.

         2.13. Certain Contracts and Arrangements.

                  (a) Schedule 2.13 sets forth a list of the following: (i) open purchase orders, purchase commitments, sales orders and sales commitments greater than $100,000 entered into in the ordinary course of business; (ii) current employment agreements, consulting agreements or other employee or similar agreements with any employee of any Company and other similar arrangements or understandings not terminable at the will of any Company without penalty; (iii) each current indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money in excess of $50,000 by any Company or the guaranty of any obligation for the borrowing of money in excess of $50,000 by any Company; (iv) each other current contract, agreement, commitment, arrangement or understanding which is not terminable by any Company on 30 or fewer days' notice at any time without penalty and which involves the receipt or payment by any Company of more than $50,000; (v) any current partnership, joint venture, shareholder or similar agreement; (vi) any current guaranty, letter of credit, currency or interest rate exchange or other derivative agreement, keep-well or similar instrument or agreement; (vii) any current agreement containing non-competition or other limitations restricting the conduct of the business of any Company; (viii) any current manufacturer's representative agreement, broker's agreement, distributorship or dealer agreement or other agreement relating to the sale or distribution of products to or by persons or other retailers; (ix) any current agreement with any manufacturer, supplier or customer with respect to discounts, allowances, chargebacks, rebates or retroactive price adjustments; (x) any current agreement entered into since January 1, 1996 (other than for the purchase of machinery and equipment in the ordinary course of business), relating to the acquisition or disposition of businesses, product lines or a material amount of assets; or (xi) any current indemnification agreement with any employee of any Company.

                  (b) All purchase orders and commitments and all sales orders and commitments of the Companies have been entered into in the ordinary course of business consistent with past practices.

                  (c) Except as set forth in Schedule 2.13, no default or, to the Sellers' knowledge, alleged default or any event which, with the lapse of time or with the election of any Person other than the Companies, could become a default exists under any of the contracts, agreements, commitments, arrangements or understandings which are required to be disclosed pursuant to this Agreement. Each of such contracts, agreements, commitments, arrangements or understandings is now valid, in full force and effect and enforceable in accordance with its terms and each Company has fulfilled in all material respects, or taken all action reasonably necessary to enable it to fulfill when due, all its obligations under such contracts, agreements, commitments, arrangements or understandings.

                  (d) The Sellers have provided to the Purchaser copies of all of the agreements and documents listed on Schedule 2.13.

         2.14. Legal Proceedings, Etc. Except as described on Schedule 2.14, there is no claim, suit, action, proceeding or investigation pending or, to the Sellers' knowledge, threatened against any Company before any court or governmental or regulatory authority or body, or any arbitral body, nor does any Seller know of any basis in fact for any such claim, suit, action, proceeding or investigation. No Company is subject to any outstanding order judicial, writ, injunction or decree whatsoever.

         2.15. Governmental Authorizations and Regulations. There are no licenses, permits or other governmental authorizations (other than Environmental Permits) issued to any Company by any governmental authority or agency which are necessary for the conduct of business by such Company or which are necessary to enable such Company to use its name or to own, lease, hold or use its properties and assets. To the Sellers' knowledge, the businesses of the Companies are being conducted in material compliance with all applicable licenses, permits and other governmental authorizations.

         2.16. Taxes.

                  (a) Each Parent Company duly made an election pursuant to Subchapter S of the Code and at all times since such elections has qualified as an "S Corporation", as defined in Section 1361(a)(1) of the Code through the Closing Date. ACE Germany duly made an election pursuant to Code Reg. Section 301.7701-3 to be classified as a partnership for United States federal income tax purposes and at all times since such election through the Closing Date has so qualified. No Company has taken any action that could jeopardize the tax classification of such Company obtained pursuant to such elections.

                  (b) Each Company has duly filed (or caused to be filed) all returns of Taxes (as defined in Section 2.16(j)) required to be filed by it on or prior to the Closing Date, and each

Company has paid all Taxes for all periods covered by such returns. Such returns of Taxes are true, correct, and complete in all material respects.

                  (c) No action or proceeding for the assessment or collection of any Taxes is pending or, proposed against any Company, and no deficiency, assessment or other claim for any Taxes has been asserted or made against any Company that has not been fully paid. No issue has been raised by any Taxing authority in connection with an audit or examination of any return of Taxes. No Company has agreed, nor is required, to include in income any adjustment pursuant to Section 481(a) of the Code (or comparable state or foreign law or regulations) by reason of a change in accounting method or otherwise. There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for the assessment or collection of Taxes for any Company for any period. No Company has, with regard to any assets or property held by any Company, filed a consent to the application of Section 341(f)(2) of the Code (or comparable state or foreign law or regulations). No Company has received any reports or other written assertions by agents of any Taxing authority of any deficiencies or other liabilities for Taxes with respect to Taxable periods for which the limitations period has not run.

                  (d) All Taxes which any Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing authority.

                  (e) There is no contract, agreement, plan or arrangement of any Company covering any person that, individually or collectively, as a consequence of the transactions contemplated by this Agreement, could give rise to the payment of any amount that would not be deductible by the Purchaser by reason of Section 280G of the Code (or comparable state or foreign law or regulations).

                  (f) No Company is, nor has been, a party to any tax allocation or tax sharing agreement.

                  (g) There are no liens or encumbrances asserted by any governmental body, foreign or domestic, as a result of the failure of any Company to pay Taxes.

                  (h) None of the assets of any Company is subject to a "safe harbor lease" under Section 168(f)(8) of the Code, as in effect immediately prior to the Tax Equity and Fiscal Responsibility Act of 1982 (or comparable federal, state or foreign law or regulations).

                  (i) The Parent Companies will not be liable for any Tax under
Section 1374 of the Code in connection with the deemed sale of the Parent Company's assets caused by the Section 338(h)(10) election contemplated by this Agreement. No Company has, in the ten years prior to the date of this Agreement
(i) acquired assets from another corporation in a transaction in which the tax basis for the acquired assets was determined by reference to the tax basis of the acquired assets in the hands of the transferor, or (ii) acquired shares of the capital stock of any corporation which is a qualified Subchapter S subsidiary.

                  (j) As used in this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments including income, excise, property, transfer, payroll, withholding, employment, value added, capital, net worth, estimated, sales, use and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto, whether or not disputed.

         2.17. Transactions with Shareholders, Officers, Directors, Etc. Except as disclosed on Schedule 2.17, and other than accrued but unpaid salary due from the end of the last pay period and routine payments pursuant to Sections 2.12 or 2.13(a), there are no amounts owing from any Company to any present or former shareholder, officer, director, member or employee of any Company, nor are there any amounts owing from any such person to any Company, nor have there been since September 30, 2000, or are there currently pending any transactions between any Company and any such Person.

         2.18. Change in Control Agreements. No Seller nor any Company is a party to any plan, agreement, contract, authorization or arrangement pursuant to which any participant, beneficiary or party is or will become entitled to any benefit upon a change of control of any Company.

         2.19. Commissions. Except as set forth on Schedule 2.19, neither any Seller nor any Company has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for the Sellers or any Company in connection with this Agreement or the transactions contemplated in this Agreement.

         2.20. Inventory. Except as set forth on Schedule 2.20, all the inventories of each Company are suitable, usable and, in the case of finished goods and products, saleable at applicable prices and, in the case of raw materials and work-in-process, properly valued under GAAP at no less than the values reflected on the books of each Company, in the ordinary course of business consistent with past practices for the purposes for which intended, except to the extent written down or reserved against. The Sellers have no knowledge of any adverse condition affecting a material source of materials available to any Company.

         2.21. Accounts and Notes Receivable; Accounts Payable.

                  (a) The accounts and notes receivable of each Company (i) are bona fide accounts and notes receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice, (ii) are outstanding as set forth on the aging schedules delivered to the Purchaser, and (iii) are fully collectible when due at their face amounts, except to the extent of any allowance for doubtful accounts and sales adjustments set forth on the Interim Financial Statements, which allowance has been fairly determined in accordance with GAAP.

                  (b) The accounts payable of each Company (i) are bona fide accounts payable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice, and
(ii) except as set forth on Schedule 2.21, are not past due, have not been discounted (other than in the ordinary course of business), and have been paid in accordance with the past practices of the applicable Company.

         2.22. Suppliers. No supplier of materials or services to any Company in an amount in excess of $100,000 per year has during the last twelve months decreased materially or, to the Sellers' knowledge, threatened to decrease or limit materially, except upon any Company's request, its provision of services or supplies to any Company. The Sellers have no knowledge of any termination, cancellation or limitation of, or any material modification or change in, the business relationships of any Company with any supplier of any Company of materials or services in an amount in excess of $100,000 per year.

         2.23. Customers. Schedule 2.23 sets forth a list of the twenty-five largest customers of each Company in terms of sales during the year ended December 31, 1999 (the "Major Customers"). To the Sellers' knowledge, except as set forth on Schedule 2.23, there has not been any adverse change in the business relationships of any Company with any Major Customer. Except as set forth in Schedule 2.23, to the Sellers' knowledge, consummation of the transactions contemplated by this Agreement will not adversely affect the relationship of any Company with any Major Customer in any material respect.
Schedule 2.23 sets forth a list and description of all trade discounts currently in effect with, or offered to, any Major Customer.

         2.24. Officers, Directors and Employees. Schedule 2.24 sets forth (a) the name and total calendar year 1999 and 2000 compensation (including bonuses, commissions or incentive compensation) of each officer and director of any Company, and (b) the name and total calendar year 1999 and 2000 compensation (including bonuses, commissions or incentive compensation) of each other employee whose aggregate compensation for federal or foreign income tax purposes during calendar year 1999 and 2000 was in excess of $50,000 (or equivalent amount in foreign currency). Except as disclosed on Schedule 2.24, none of the Persons referred to in clause (a) or (b) above has notified any Company or been notified by any Company that he or she will cancel, have canceled, or otherwise terminate such Person's relationship with such Company. Schedule 2.24 contains a list of all employees of each Company, including their job title and primary location of employment.

         2.25. Effect of Transaction. To the Sellers' knowledge, no creditor, employee or customer or other Person having a material business relationship with any Company has informed any Company that such Person intends to change the relationship because of the purchase and sale of the Shares, nor do the Sellers have knowledge of any such intent.

         2.26. Compliance with Law. Except with respect to Environmental Laws (which are the subject of Section 2.9), the operations of each Company have been conducted at all times in all material respects in accordance with all applicable laws, regulations and other requirements of all governmental authorities, whether federal, state, local or foreign, having jurisdiction over each Company, including all such laws, regulations and requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. No Company has received any notification of any asserted present or past failure by any Company to comply with any such laws, rules, regulations or requirements. Each Company has all material licenses, permits, orders or approvals from governmental authorities required for the conduct of its current activities, and are not in material violation of any such license, permit, order or approval. To the Sellers' knowledge, all such material licenses, permits, orders and approvals are in full force and effect and no suspension or cancellation thereof has been threatened.

         2.27. Absence of Certain Commercial Practices. No Company has, and no director, officer, agent, employee or other Person acting on behalf of any Company has, in violation of federal, state or foreign laws or regulations: (a) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official or any other Person who is or may be in a position to help or hinder any Company or assist in connection with any proposed transaction; or (b) used any company or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to governmental officials or others or established or maintained any unlawful or unrecorded funds. No Company has, and to the Sellers' knowledge, no director, officer, agent, employee or other Person acting on behalf of any Company has, with respect to any Company, accepted or received any unlawful contributions, payments, gifts, entertainment or expenditures.

         2.28. No Competing Business. No Seller, nor any Company, nor any officer or director of any Company, has any direct or indirect equity interest in any Person that competes with or conducts any business similar to that of any Company, other than equity interests in such Persons that are listed for trading on a United States national securities exchange or in the Nasdaq Stock Market or on a major foreign stock exchange and which represent not more than 1% of the outstanding voting power of any such Person.

         2.29. Warranty; Product Liability. Schedule 2.29 contains a list of any and all warranties made by any Company covering or relating to any of the products or services sold by the business of any Company, including those related to the warranty obligations. Schedule 2.29 contains a list of the claims experience of each Company with respect to warranty and product liability claims for the five years immediately prior to the date of this Agreement (including the type of product or service and the monetary value). Except for losses, claims, damages and expenses which are described on Schedule 2.29 there are no liabilities of any Company, fixed or contingent, asserted and arising out of or based upon incidents occurring on or before the date of this Agreement with respect to:

                  (a) any product liability or any similar claim that relates to any of the products of any Company;

                  (b) the delivery of faulty service by any Company; or

                  (c) any claim for the breach of any express or implied product warranty, or any similar claim that relates to any product sold or service delivered by any Company and the Sellers have no knowledge of any product or service defects which could give rise to any such liabilities or claims.

         2.30. Sellers' Representative. Each Seller has irrevocably appointed the Sellers' Representative to be his, her or its agent and attorney-in-fact to act in connection with the transactions contemplated by this Agreement and, as such, to act, as each Seller's agent (with full power of substitution), to take such action on each Seller's behalf with respect to all matters relating to this Agreement and all transactions contemplated by this Agreement.

         2.31. Transaction Discussions. Except as set forth on Schedule 2.31, since October 5, 2000, no Parent Company nor any Seller has, nor has any officer, director, trustee, agent, or representative of any Company or any Seller, directly or indirectly, engaged in any discussions with any Person, other than the Purchaser, relating to any acquisition or purchase of any equity interest in, or all or (other than in the ordinary course of business consistent with past practices) a portion of the assets of, any Company or any business combination with any Company.

         2.32. No Misleading Statements. The representations of the Sellers in this Agreement or any Exhibit, Schedule, list or other document delivered by any Company or the Sellers to the Purchaser pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in this Agreement or any Exhibit, Schedule, list or other document not misleading. No information necessary to make any of the representations and warranties in this Agreement not misleading has been withheld from, or has not been disclosed in writing to, the Purchaser.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Sellers that the following representations and warranties are true and correct.

         3.1. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2. Authority Relative to this Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement or thereby. This Agreement has been duly and validly executed and delivered by the Purchaser and this Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

         3.3. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Purchaser nor the consummation of the transactions contemplated by this Agreement or thereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Purchaser, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except in connection with the HSR Act or comparable foreign competition or antitrust provisions, (c) assuming compliance with the HSR Act or comparable foreign competition or antitrust provisions, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of their assets, which violation would in the opinion of the Purchaser impair in any material respect its ability to consummate the transactions contemplated by this Agreement, (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the material terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Purchaser is a party or by which any of its properties or assets may be bound, or (e) violate any order, judicial writ, injunction or decree, legislative statute, or governmental agency rule or regulation applicable to the Purchaser, or any of its properties or assets.

         3.4. Financing. The Purchaser has sufficient funds available (through existing credit arrangements or otherwise) to purchase the Shares, to fully satisfy any other obligations it may have to the Sellers, and to pay all fees and expenses related to the transactions contemplated by this Agreement.

         3.5. Commissions. The Purchaser has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for the Purchaser in connection with this Agreement or the transactions contemplated in this Agreement.

         3.6.     Access to Information. Prior to the Closing Date, the Sellers
(a) have given the Purchaser and its authorized representatives reasonable access to all books, records (including all work papers and other documents of the Companies and their independent auditors), plants, offices and other facilities and properties, (b) have permitted the Purchaser to make such inspections thereof as the Purchaser has requested, and (c) to the Purchaser's knowledge, have caused the officers and advisors of the Companies to furnish the Purchaser with such financial and operating data and other information with respect to the businesses and properties of the Companies as the Purchaser has requested.

         3.7. No Misleading Statements. The representations of the Purchaser in this Agreement or any Exhibit, Schedule, list or other document delivered by the Purchaser to the Sellers pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in this Agreement or any Exhibit, Schedule, list or other document not misleading. No information necessary to make any of the representations and warranties in this Agreement not misleading has been withheld from, or has not been disclosed in writing to, the Sellers.

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES

         4.1. Conduct of Business of the Companies. Except as contemplated by this Agreement or as set forth in Schedule 4.1, during the period from the date of execution of this Agreement to the Closing Date, each Parent Company shall, and the Parent Companies and the Sellers shall cause the other Companies to, conduct its business and operations according to its ordinary and usual course of business and consistent with past practices. Without limiting the generality of the foregoing, and except as expressly contemplated in this Agreement, prior to the Closing Date, without the prior written consent of the Purchaser, no Company shall:

                  (a) create, incur or assume any indebtedness, including, obligations in respect of capital leases, except for short-term borrowings for working capital purposes that may be unsecured or secured;

                  (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or persons except in the ordinary course of business consistent with past practices not exceeding individually or in the aggregate $25,000; except that any Company may endorse negotiable instruments in the ordinary course of business consistent with past practices;

                  (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other equity interests, or issue, pledge or sell any shares of its capital stock or other equity interests or other securities convertible into, exchangeable for or conferring the right to acquire shares of its capital stock or other equity interests, or repurchase or redeem or otherwise acquire any shares of its capital stock or other equity interests or such other securities; provided, however, that the Parent Companies shall be permitted to make distributions to the Sellers on the Closing Date pursuant to
Section 1.2(b).

                  (d) (i) increase the rate or terms of compensation payable or to become payable by any Company to its directors, officers or employees listed on Schedule 2.24, or (ii) increase the rate or terms of any, or commit itself to any additional, bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees;

                  (e) amend its Articles of Incorporation or Bylaws (or similar governing documents), merge, consolidate or amalgamate with or into any other Person, subdivide, combine or reclassify any shares of its capital stock, equity interests or other securities;

                  (f) take or omit to take any action that would cause any of the representations and warranties contained in Article II to be untrue; or

                  (g) buy or sell any futures contract, option or forward commitment relating to commodities used as raw materials by any Company or enter into any contract, agreement, arrangement or other understanding to do any act prohibited by any of the foregoing provisions of this Section 4.1.

         4.2. Access to Information. Between the date of this Agreement and the Closing Date, the Sellers shall, during ordinary business hours, continue to
(a) give the Purchaser and its authorized representatives reasonable access to all books, records (including all work papers and other documents of the Companies and their independent auditors), plants, offices and other facilities and properties of the Companies, (b) permit the Purchaser to make such inspections thereof as the Purchaser may reasonably request, (c) cause the Companies' officers and advisors to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Companies as the Purchaser may from time to time reasonably request, and (d) cause the Companies' advisors, including its auditors, attorneys, financial advisors and other consultants, to furnish the Purchaser with such financial, Tax and other operating data and other information with respect to the business and properties of each Company for periods ending before or including the Closing Date as the Purchaser may reasonably request with respect to Taxes for purposes of preparing Tax returns and conducting proceedings relating to Taxes. Any such inspection or investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Companies. The Sellers shall not be required at any time to take any action which would constitute a waiver of the attorney-client privilege and the Sellers need not supply the Purchaser with any information which they are under a legal obligation not to supply; provided, however, that the Sellers shall promptly notify the Purchaser if the Sellers believe responding to any information requests by the Purchaser would violate the foregoing. The Purchaser shall not contact or meet with any customer of any Company to discuss the transactions contemplated by this Agreement without the prior consent of the Sellers' Representative, which consent shall not be unreasonably withheld or delayed.

         4.3. Additional Financial Statements; Updated Schedules. As soon as reasonably practicable after they become available, the Sellers shall furnish to the Purchaser a combined unaudited internal balance sheet and a combined statement of operations of the Companies, for all interim monthly periods subsequent to the date of this Agreement and prior to the Closing Date. Such financial statements will be prepared in conformity with GAAP, except as noted therein and will fairly present (subject to normal year-end audit adjustments) the consolidated combined financial position and consolidated results of operations of the Companies for the periods covered by such statements.

         4.4. Consents. Each Party shall use its respective commercially reasonable efforts to obtain consents of all Persons and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement including the consents specified on Schedule 4.4 (the "Required Consents").

         4.5. Filings. Pursuant to the HSR Act and comparable applicable foreign competition or antitrust provisions, each Party shall have filed, on a timely basis prior to the Closing Date, all requisite documents and notifications in connection with the transactions contemplated by this Agreement with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and each applicable foreign jurisdiction. Additionally, each Party shall file, or cause to be filed, with any other federal, state or local governmental authority all such other filings and submissions under laws and regulations applicable to each Party, if any, as may be required for the consummation of the transactions contemplated by this Agreement. The Parties shall coordinate and cooperate with one another in exchanging such information and reasonable assistance as may be requested in connection with all of the foregoing. The Purchaser shall pay all of the filing fee required pursuant to the HSR Act.

         4.6. No Shopping, Etc. No Parent Company nor any Seller shall, and each Parent Company and the Sellers shall cause its and the other Companies' officers, directors, trustees, agents, and representatives not to, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any Person relating to any acquisition or purchase of any equity interest in, or all or (other than in the ordinary course of business consistent with past practices) a portion of the assets of, each Company or any business combination with each Company, or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist, or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

         4.7. Furnishing Information; Announcements. Each Party shall, as soon as practicable after reasonable request therefor, furnish to the other Parties all the information concerning the Parties required for inclusion in any statement or application made to any governmental or regulatory body in connection with the transactions contemplated by this Agreement. No Party shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement, without the prior consent of the other Parties, except as, in the reasonable judgment of the Party determining to issue such press release or make such public statement, is otherwise required by law or by any stock exchange on which the shares of the Purchaser are listed, and then only upon prompt prior notice to the other Party at least forty-eight hours prior to making any such press release or public announcement.

         4.8. Additional Agreements. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its commercially reasonable efforts, at its own expense, to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary to carry out or perform a Party's obligations under this Agreement, such Party shall take, at its own expense, such necessary action.

         4.9. Notification of Certain Matters. Prior to the Closing, each Party shall give the other prompt notice in writing of: (a) any information which indicates that any representation and warranty contained in this Agreement was not true and correct as of the date of this Agreement or will not be true and correct as of the Closing; provided, however, that such notification shall not be deemed to have amended any Schedule; (b) the occurrence of any event which will result, or has a reasonable prospect of resulting, in a Material Adverse Effect or in the failure to satisfy a condition specified in Article V of this Agreement; and (c) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement. The Sellers shall confer on a regular and frequent basis with one or more designated representatives of the Purchaser to report operational matters and to report the general status of on-going operations, and will notify the Purchaser of any emergency or other change in the normal course of business or in the operation of the properties of the Companies and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings involving any property of the Companies.

         4.10.    Tax Matters.

                  (a) Between the date of this Agreement and the Closing, the Sellers shall cause each Company to file on a timely basis all Tax returns required to be filed by, or with respect to, each Company on or before the Closing Date, including all Tax returns arising out of the Parent Companies' status as Subchapter S corporations. All such Tax returns will be true, correct and complete when filed by the applicable Company. No Company shall make any election or file any amended Tax return reflecting any position that could result in adverse Tax consequences to the Companies or the Purchaser for any period beginning on or after the Closing Date. The Parent Companies and the Sellers shall not revoke the Parent Companies' elections to be taxed as Subchapter S corporations within the meaning of Code Section 1361. The Parent Companies and the Sellers shall not take or allow any action (other than the transactions contemplated by this Agreement) that would result in a termination of the Parent Companies' status as a validly elected Subchapter S corporation within the meaning of Code Section 1361. Further, the Parent Companies and the Sellers shall not take any election to change the classification of ACE Germany or ACE Japan under any applicable tax provisions.

                  (b) After the Closing, the Sellers shall have full and complete access, at reasonable times and places, to the Companies' accounting and business records for the purposes of preparation or audit of the Sellers' year 2000 and 2001 income tax returns, or the audit of any prior year income tax returns and for purposes of fulfilling their indemnity obligations under Article VII; provided, however, that all of the Sellers shall be required to examine such records collectively, rather than each Seller or groups of Sellers requesting to examine such records.

                  (c) The sale of the Shares to the Purchaser will require the filing of a federal income tax return for each Parent Company as a Subchapter S corporation for the period beginning January 1, 2001 and ending on the Closing Date (the "Short Tax Period"). Each Parent Company shall close its books as of the end of the Short Tax Period pursuant to Section 1362(e)(6)(D) of the Code and compute taxable income or taxable loss for the Short Tax Period on the basis of the permanent books and records (including workpapers) of each Parent Company. The sale of the Shares to the Purchaser will also require the filing of a federal income tax return for ACE Germany as a partnership for the Short Tax Period. ACE Germany shall close its books as of the end of the Short Tax Period pursuant to Section 706 of the Code and compute taxable income or taxable loss for the Short Tax Period on the basis of the permanent books and records (including workpapers) of the partnership. The Sellers shall prepare on behalf of each Parent Company and ACE Germany the necessary Tax returns, in accordance with its customary accounting procedures, for the Short Tax Period, in accordance with the applicable requirements of the Code and in a manner consistent with the Tax returns previously filed by the applicable Parent Company and ACE Germany and provide such information, and copies of such returns, to the Purchaser. Such Tax returns shall be filed by the Sellers by the due date of such returns (without extensions). The Sellers shall pay the federal and any applicable state or foreign income tax for the Short Tax Period.

                  (d) Notwithstanding anything to the contrary in Article VII, the Sellers shall have the right to represent the interests of the Companies in any Tax audit or administrative or court proceeding relating to any Tax returns (federal, state, local or foreign) for periods prior to the Closing Date, including any proceeding relating to any Company. The Purchaser or its representatives shall be permitted to participate in any such audit or proceeding that the Purchaser reasonably concludes may result in a claim for indemnification under Section 7.1. The Purchaser and the Sellers' Representative shall cooperate with each other in responding to such audit or proceeding. Notwithstanding anything to the contrary in this Agreement (i) without the prior written consent of the Purchaser (which shall not be unreasonably withheld or delayed), neither the Sellers, the Sellers' Representative nor any affiliate of either shall agree or consent to compromise or settle, either administratively or after the commencement of any litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may affect the Tax liability of the Purchaser or any Company or any affiliate of either after the Closing Date (including the imposition of Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction or loss of credit carryforwards), and (ii) neither the Purchaser nor any affiliate of the Purchaser shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability for periods prior to the Closing Date, to the extent that any such compromise, settlement, consent or agreement may result in a claim from the Purchaser for indemnification by the Sellers under Article VII.

                  (e) The Purchaser shall promptly notify the Sellers' Representative upon receipt by the Purchaser, any affiliate of the Purchaser or any Company of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Companies, in each case for periods prior to the Closing Date only, so long as such periods remain open; provided, however, that failure by the Purchaser to comply with this section shall not affect the Purchaser's right to indemnification relating to Taxes if such failure does not prejudice the rights of the Sellers. The Sellers shall promptly notify the Purchaser upon receipt by any Seller or any affiliate thereof of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of any Company, in each case for periods prior to the Closing Date only; provided, however, that the failure by the Sellers to comply with this section shall not affect the Sellers' right to indemnification if such failure does not prejudice the rights of the Purchaser.

                  (f) Neither the Sellers, the Sellers' Representative nor any affiliate of any Seller shall, without the prior written consent of the Purchaser (which shall not be unreasonably withheld or delayed), file, or cause to be filed, any amended Tax return or claim for Tax refund, with respect to any Company, to the extent that any such filing may affect the Tax liability of the Purchaser, any of its affiliates or any Company (including the imposition of Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards). Neither the Purchaser nor any affiliate of the Purchaser shall file any amended Tax return or claim for Tax refund, with respect to any Company for periods prior to the Closing Date, to the extent that any such filing may affect the Tax liability of the Sellers or any of their affiliates (including the imposition of Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards).

                  (g) Any and all existing Tax sharing, allocation, compensation or like agreements or arrangements, whether or not written, that include any Company, including any arrangement by which any Company makes compensating payments to each other or any other member of any affiliated, consolidated, combined, unitary or other similar Tax group for the use of certain tax attributes, shall be terminated as of the day before the Closing Date (pursuant to a writing executed on or before the Closing Date by all parties concerned) and shall have no further force or effect. All liabilities of any Company to any Seller or any affiliate of any Seller (for Taxes or otherwise pursuant to such agreements or arrangements) shall be canceled on or prior to the Closing Date. Any and all powers of attorney relating to Tax matters concerning any Company shall be terminated as to the applicable Company on or prior to the Closing Date and shall have no further force or effect.

                  (h) The Parties shall retain, and the Purchaser shall cause the Companies to retain, all returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitation (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered and delivered to the Sellers or the Purchaser, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 4.10 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax return, amended return, or claim for refund, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither the Sellers, the Sellers' Representative nor the Purchaser, nor any of their affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this section.

         4.11. Personal Property of the Sellers. The Purchaser acknowledges that certain Sellers have personal property listed on Schedule 4.11 located on the Companies' premises and such personal property is not a part of this transaction and shall at all times remain the personal property of the respective Sellers.

         4.12.    Section 338(h)(10) Election.

                  (a) The Sellers and the Purchaser agree that they shall jointly make or cause to be made the election under Section 338(h)(10) of the Code on Form 8023 (and any corresponding election under state or local law where available) with respect to the Companies as a result of the purchase of the Shares under this Agreement (the "Section 338 Election"). The Sellers will include any income, gain, loss, deduction or other tax items resulting from the
Section 338 Election on their Tax returns to the extent required by applicable law. The Sellers also shall pay any Tax imposed on the Companies attributable to making the Section 338 Election, including (i) any Tax imposed under Code
Section 1374, (ii) any Tax imposed under Reg. Section 1.338(h)(10)-1T and
(d)(5), or (iii) any state, local or foreign Tax imposed on the Companies gains, and the Sellers shall indemnify the Purchaser against any Loss (as defined in Section 7.1) or other adverse consequences arising out of any failure to pay any such Taxes.

                  (b) As soon after the Closing as is practicable, the Purchaser shall complete a final Form 8023 (and all required attachments) and any similar forms required to be filed in order to effect the Section 338 Election under state or local law and shall present such forms to the Sellers' Representative for approval (which approval shall not be unreasonably withheld or delayed) promptly after their completion. For purposes of the Section 338 Election, the aggregate amount of (i) the Purchase Price, as adjusted, and (ii) the liabilities of the Parent Companies shall be allocated to the assets of the Parent Companies for all purposes (including tax and financial accounting purposes) in a manner consistent with the methodology set forth on Exhibit B. If there is a dispute concerning the application of such methodology to the final
Section 338 Election forms, the Purchaser and the Sellers' Representative shall attempt to resolve such dispute and if they have not done so within thirty days prior to any filing deadline, all unresolved items shall be submitted to the Reviewing Accountants for resolution in accordance with such methodology. The Parties shall direct the Reviewing Accountants to resolve the dispute within twenty days of submission or as soon thereafter as practicable. The Reviewing Accountants' determination shall be final and binding on the Parties, and judgment on such determination may be entered in any court having jurisdiction. The Sellers, jointly and severally, and the Purchaser shall each be responsible for one-half of the fees and expenses of the Reviewing Accountants under this section.

                  (c) The Sellers shall cooperate with the Purchaser in filing such election forms and the Sellers shall take any other actions that are necessary for making or perfecting the elections and the Sellers shall execute the Form 8023 and such other applicable election forms.

                  (d) The Purchaser and the Sellers shall report all transactions pursuant to this Agreement consistent with the Section 338 Election, except where required otherwise by applicable state law, and shall take no position contrary thereto unless required to do so pursuant to a "determination" within the meaning of Section 1313 of the Code. The Sellers shall pay any and all Taxes attributable to the making of the Section 338 Election ("Section 338 Election Taxes") and, notwithstanding any limitations or restrictions set forth in Article VII, shall indemnify the Purchaser and the Companies against any Loss (as defined in Section 7.1) relating to such Taxes. Notwithstanding any limitations or restrictions set forth in Article VII, the Purchaser shall indemnify the Sellers for any and all Additional Section 338 Election Taxes. For purposes of this Agreement, "Additional Section 338 Election Taxes" means the excess of the Section 338 Election Taxes actually paid by the Sellers over the Section 338 Election Taxes that should have been payable by the Sellers had the Purchaser reported all transactions pursuant to the methodology set forth on Exhibit B.

                  (e) The Parties agree that a violation of the provisions of this Section 4.12 is a proper subject of injunctive relief.

         4.13.    Appointment of Sellers' Representative.

                  (a) Each of the Sellers hereby irrevocably appoints the Person designated from time to time pursuant to Section 4.13(g) as its true and lawful attorney-in-fact, to act as his, her or its representative (the "Sellers' Representative") under this Agreement and, as such, to act, as such Seller's agent (with full power of substitution), to take such action on such Seller's behalf with respect to all matters relating to this Agreement and the related documents and all transactions contemplated by this Agreement and the related documents. All actions taken on the Sellers' behalf by the Sellers' Representative shall be binding and enforceable on and against the Sellers and each of their respective beneficiaries, heirs, personal representatives, successors and assigns and the Purchaser shall be entitled to rely, and shall be fully protected in relying, upon any actions taken, or statements made, by the Sellers' Representative as the representative and agent of all of the Sellers.

                  (b) The Sellers' Representative designated herein accepts the appointment as the initial Sellers' Representative and the authorization set forth in this subsection. The Sellers' Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Agreement or shall otherwise exist against the Sellers' Representative. With respect to all other actions, the Sellers' Representative shall only take or authorize such actions approved orally or in writing by the Sellers holding a majority of the voting stock of the Parent Companies.

                  (c) The Sellers' Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to them by any Seller or the Purchaser, or any other evidence deemed by the Sellers' Representative to be reliable, and the Sellers' Representative shall be entitled to act on the advice of counsel selected by them. The Sellers' Representative shall be fully justified in failing or refusing to take any action under this Agreement unless they have received such advice or concurrence of such other Sellers as they deem appropriate or they have been expressly indemnified to their satisfaction by the Sellers appointing them severally, according to their respective ownership percentages of the Shares, against any and all liability and expense that the Sellers' Representative may incur by reason of taking or continuing to take any such action.

                  (d) The Sellers' Representative shall be entitled to retain counsel and to incur such expenses as the Sellers' Representative deems to be necessary or appropriate in connection with the performance of their obligations under this Agreement, and all such fees and expenses (including reasonable attorneys' fees and expenses) incurred by the Sellers' Representative shall be borne by the Sellers pro rata according to their respective ownership percentages of the Shares.

                  (e) The Sellers hereby agree to indemnify the Sellers' Representative (in their capacity as such) ratably according to their respective ownership percentages of the Shares against, and to hold the Sellers' Representative (in their capacity as such) harmless from, any and all losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Sellers' Representative in such capacity in any way relating to or arising out of their action or failures to take action pursuant to this Agreement or in connection with this Agreement in such capacity, provided, however, that no Seller shall be liable for the payment of any portion of such losses resulting solely from the gross negligence or willful misconduct of the Sellers' Representative. The agreements in this Section 4.13(e) shall survive termination of this Agreement.

                  (f) To the extent this Agreement provides that the Sellers shall be jointly and severally liable to personally pay any cost, expense or other liability, the Sellers shall share such payment ratably in accordance with their respective ownership percentages of the Shares, and shall reimburse each other as necessary to give effect to the intent of this provision.

                  (g) William Joseph Chorkey and Alice M. Chorkey shall be the initial Sellers' Representative and shall serve as the Sellers' Representative until the earlier of his or her resignation, death, legal incapacity or removal (with or without cause) by Sellers holding a majority of the voting stock of the Parent Companies. Upon the resignation, death, legal incapacity or removal of either William Joseph Chorkey or Alice M. Chorkey, then the survivor shall continue to serve as the sole Sellers' Representative. Upon the resignation, death, legal incapacity or removal of both William Joseph Chorkey and Alice M. Chorkey, then Lorraine A. Chorkey shall serve as the sole Sellers' Representative, who may resign, be removed or replaced in the same manner as the initial Sellers' Representative. Upon the resignation, death, legal incapacity or removal of William Joseph Chorkey, Alice M. Chorkey and Lorraine A. Chorkey, then the Sellers holding a majority of the voting stock of the Parent Companies shall select a new Sellers' Representative who may resign, be removed or replaced in such a manner as the selecting Sellers agree. Each time a new Sellers' Representative is appointed pursuant to this Agreement, such Person shall accept such position in writing.

                  (h) The selecting Sellers shall notify the Purchaser of each change of Sellers' Representative. Until the Purchaser receives the foregoing notice, it shall be entitled to assume that a prior Person acting as the Sellers' Representative is still the duly authorized Sellers'
Representative.

         4.14.    Quiet Title Suit.

                  (a) The Parties acknowledge that ACE Controls, through its attorneys Dold, Spath & McKelvie, P.C., has commenced a suit in Oakland County Circuit Court to "quiet title" to Parcel No. 29 making up part of the real property owned by ACE Controls at 23435 Industrial Park Drive, Farmington Hills, Michigan (the "Parcel"). After the date of this Agreement and until the Closing Date, ACE Controls and the Sellers shall take all actions necessary or advisable to prosecute such suit in order to have ACE Controls be the record title holder of the Parcel. After the Closing Date, the Purchaser shall cause ACE Controls to continue to take all such actions and shall respond to the Sellers' Representative's reasonable requests for status updates on such suit.

                  (b) The Sellers shall be jointly and severally liable for all liabilities (including attorney's fees and expenses and the costs of settlement (if any) of any claims raised by any third-party(ies) in connection with such suit) incurred by ACE Controls in connection with such suit, whether taken before or after the date of this Agreement or before or after the Closing Date, and shall directly pay the legal fees and expenses of Dold, Spath & McKelvie, P.C. incurred in connection with such suit. The amount of such liabilities shall not be paid from the Escrow Fund, but rather shall be a direct obligation of the Sellers, jointly and severally. The amount of such liabilities shall not count against any limitations on indemnification provided for in this Agreement.


                  (c) The Purchaser acknowledges that the law firm of Dold, Spath & McKelvie, P.C. shall represent ACE Controls in the "quiet title" suit before and after the Closing Date, and the Purchaser waives any and all conflict of interest claims arising from or relating to Dold, Spath & McKelvie, P.C.'s representation in such matter.

         4.15.    Air Permit.

                  (a) Each Party has received and reviewed the Air Quality Survey of ACE Controls' Farmington Hills, Michigan facility prepared by Dragun Corporation ("Dragun"), dated February 5, 2001 (the "Air Quality Survey"). In the Air Quality Survey, Dragun concluded that ACE Controls is required to apply for a "permit to install" under the Michigan Air Pollution Control Rules (the "Air Permit").

                  (b) The Parties agree that, as promptly as is practicable after the Closing Date, ACE Controls shall apply for the Air Permit. The Sellers, jointly and severally, shall be required to reimburse ACE Controls in an amount equal to the costs incurred in connection with preparing and submitting the application and any liabilities, fines or penalties arising out of the failure to apply for the Air Permit in accordance with applicable Environmental Laws (including attorneys' and consultants' fees, costs, and expenses; any filing and related administrative fees; and the costs of any equipment or improvements required by the State of Michigan in connection with the Air Permit). Notwithstanding anything in this Agreement to the contrary, the Sellers shall not have any obligation to reimburse the Purchaser for, or indemnify or hold the Purchaser harmless from, any costs, expenses or other losses incurred by the Purchaser in obtaining the Air Permit in excess of the minimum costs and expenses required by the State of Michigan to obtain the Air Permit.


                  (c) The Purchaser promptly shall notify the Sellers and provide the Sellers with a copy of any data, information, documents, reports or other materials relating to the Air Permit. The Sellers may, at their own cost and expense, retain consultants and/or counsel to monitor the Purchaser's actions regarding the Air Permit. The Purchaser shall provide the Sellers with a copy of any plan or proposed actions or agreements with governmental agencies and shall give the Sellers at least thirty days to comment on such plans, actions or agreements, except where a shorter time period is necessary for the Purchaser to comply with a regulatory time period or order or with a demand from a governmental agency. The Purchaser shall consider and incorporate all reasonable comments from the Sellers in such plans and agreements. Subject to the above, the Purchaser shall make all final decisions as to the scope and implementation of any plans, action or agreements.

                  (d) Except as set forth in the following sentence, such reimbursement obligation shall not be paid from the Escrow Fund, but rather shall be a direct obligation of the Sellers, jointly and severally. Notwithstanding the foregoing, the first $25,000 of the amount of such reimbursement shall be paid to the Purchaser from the Escrow Fund without regard to whether the threshold provided for in Section 7.1(g) has been exceeded; provided, however, that the first $25,000 of such reimbursement shall not count against such threshold, and provided, further, that if the amount of such reimbursement exceeds $25,000, then such excess reimbursement obligation shall not count against any limitations on indemnification provided for in this Agreement.

                                    ARTICLE V
                   CONDITIONS TO OBLIGATIONS OF THE PURCHASER

         The obligations of the Purchaser required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by the Purchaser as provided in this Agreement except as otherwise required by applicable law.

         5.1. Representations and Warranties; Agreements. Each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing as if made on the Closing Date. As of the Closing, each Company and the Sellers shall have, in all material respects, duly performed and complied with each of its obligations required by this Agreement to be performed by it at or prior to the Closing. At the Closing, the Purchaser shall have received a certificate duly executed by each Seller, to the effect that the conditions set forth in this section have been satisfied.

         5.2. Authorization; Consents. Any filings required to be made in connection with the transactions contemplated by this Agreement, including the applicable HSR filing and any required comparable foreign competition filings, shall have been made and all applicable waiting periods with respect to each such filing, including any extensions thereof, shall have expired or been terminated. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required to consummate the transactions contemplated by this Agreement, and all other governmental, regulatory or third party consents or waivers shall have been made or obtained. In addition, the Sellers and the Companies shall have obtained the consents of all Persons and governmental authorities necessary for the Sellers and the Parent Companies to consummate the transactions contemplated by this Agreement, including the Required Consents.

         5.3. Absence of Litigation. No order, stay, injunction or decree of any court of competent jurisdiction shall be in effect (a) that prevents or delays the consummation of any of the transactions contemplated by this Agreement, (b) that would impose any material limitation on the ability of the Purchaser effectively to exercise full rights of ownership of the Shares, or (c) that would require the divestiture by the Purchaser or any Company or any Seller of shares of stock or any business, assets or property of any of them, or that would impose any material limitation on the ability of any of them to conduct its business or own stock, assets or property. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending)
(i) seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement, (ii) seeking to require the divestiture by the Purchaser or any Company or any Seller of shares of stock or any business, assets or property of any of them, or to impose any material limitation on the ability of any of them to conduct its business or own stock, assets or property, or (iii) seeking material damages in connection therewith which the Purchaser, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated by this Agreement.

         5.4.     Title Policy; Survey; Environmental Assessment.

                  (a) The Sellers shall furnish to the Purchaser, within ten days after the date of this Agreement (i) a title insurance commitment for each parcel of Owned Real Estate, in each case issued by LandAmerica or Chicago Title Insurance Company (the "Title Company") and committing the Title Company to insure the Purchaser's fee simple title with respect to such Owned Real Estate, without standard exceptions, in an amount equal to $4,000,000, and (ii) an "ALTA" land title survey and legal description with respect to such Owned Real Estate. Each title insurance commitment shall be accompanied by copies of all items shown as exceptions to title therein.

                  (b) The Purchaser shall have until fifteen days after receipt of the last of the title commitments, the title documents, and the surveys in which to (i) examine title to the Owned Real Estate, and (ii) notify the Sellers in writing of the Purchaser's disapproval of any matter shown thereon. Upon notice from the Purchaser of its disapproval of any matter shown on the applicable title commitment, the Sellers shall have until the day immediately preceding the Closing within which to cure or eliminate such matters or to obtain title insurance from the Title Company that insures against such defects to the Purchaser's reasonable satisfaction. Concurrently with the Closing, the Sellers shall cause the Title Company to issue to the Purchaser, with respect to each of the Owned Real Estate, the Title Company's standard ALTA owner's title policy (or a "marked-up" title commitment), without standard exceptions, and with a Form 3.1 (completed structure) zoning endorsement, an access endorsement, a comprehensive endorsement and a tax parcel endorsement, each in form acceptable to the Purchaser. The cost of the title insurance policies and endorsements shall be born by the Sellers.

                  (c) No Party shall have received any notice, nor have any knowledge, of any claim, allegation or threat challenging ACE Control's ownership of the Parcel.

                  (d) The Sellers, at their expense, shall obtain and provide a copy to the Purchaser of a Phase I Environmental Site Assessment of the land and buildings included in the Owned Real Estate by an environmental testing firm reasonably acceptable to the Purchaser. If the Phase I Environmental Site Assessment recommends a Phase II Environmental Site Assessment and if the Purchaser requests, the Companies or their designee shall provide the Phase II Environmental Site Assessment to the Purchaser and the Purchaser shall reimburse the Companies for the actual cost of such Phase II Assessments. Any further Environmental Site Assessments beyond the Phase II Assessments shall be at the expense of the Purchaser. The Purchaser shall have until fifteen days after receipt of the last of Phase I or II assessments in which to (i) examine such assessments, and (ii) notify the Sellers in writing of the Purchaser's disapproval of any matter shown thereon. Upon notice from the Purchaser of its disapproval of any matter shown on the applicable assessment, the Sellers shall have until the day immediately preceding the Closing within which to cure or eliminate such matters to the Purchaser's reasonable satisfaction.

         5.5. Consent and Estoppel Certificate. The Sellers shall obtain and deliver to the Purchaser at or prior to Closing a certificate from the lessor under each Company's real estate leases, dated during the month in which the Closing occurs, which (a) grants the consent of the lessor to the assignment (or deemed assignment) of such Lease to the Purchaser or certifies that such consent is not required, (b) certifies that such lease is in good standing and full force and effect in accordance with its terms and has not been modified, (c) certifies that the date to which rent and other charges under such lease have been paid, and (d) certifies that there is no default under such leases on the part of any party to such leases.

         5.6. Employment Agreement. At or prior to the Closing, the Purchaser and William John Chorkey shall execute and deliver an employment agreement in substantially the form attached to this Agreement as Exhibit C (the "Employment Agreement").

         5.7. Non-Competition Agreement. At or prior to the Closing, the Purchaser, William Joseph Chorkey, Alice M. Chorkey, Lorraine A. Chorkey, Janet Chorkey-Rosalik, Susan E. Wilts, Karen L. Renaud, William John Chorkey, Nancy E. McMacken, and Lois K. Dabrowski shall execute and deliver a non-competition agreement in substantially the form attached to this Agreement as Exhibit D (the "Non-Competition Agreement").

         5.8. Other Deliveries. The Sellers also shall have delivered to the Purchaser the following:

                  (a)      signed Escrow Agreement;

                  (b)      stock certificates and stock powers required by
Section 1.4(b);

                  (c) the corporate record book, stock record book and corporate seal of each Company (if such seals exist);

                  (d) resignations from each of the officers and directors of each Company and each person who, directly or indirectly, is a Seller, in substantially the form as Exhibit E;

                  (e) a termination of the Redemption Buy-Sell Agreement dated May 22, 1990 by and among ACE Controls and its Shareholders signed by each party to that agreement;

                  (f) if the Purchaser requests more than ten days prior to the Closing Date, such other documents and agreements as shall be sufficient to terminate, at or promptly after the Closing, all of the Plans not previously terminated; provided, however, that in no event shall any Plan be terminated prior to the Closing; and

                  (g) a good standing certificate for each Company issued by the jurisdiction of its organization as of a date not more than five days prior to the Closing Date.

                                   ARTICLE VI
                    CONDITIONS TO OBLIGATIONS OF THE SELLERS

         The obligations of the Sellers required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by the Sellers as provided in this Agreement except as otherwise required by applicable law.

         6.1. Representations and Warranties; Agreements. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing as if made on the Closing Date. As of the Closing, the Purchaser shall have, in all material respects, duly performed and complied with each of its obligations required by this Agreement to be performed by it at or prior to the Closing. At the Closing, the Sellers shall have received a certificate, duly executed by an officer of the Purchaser, to the effect that the conditions set forth in this section have been satisfied.

         6.2. Authorization; Consents. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the Purchaser. Any filings required to be made in connection with the transactions contemplated by this Agreement, including the applicable HSR filing and any required comparable foreign competition filings, shall have been made and all applicable waiting periods with respect to each such filing, including any extensions thereof, shall have expired or been terminated. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required to consummate the transactions contemplated by this Agreement, and all other governmental, regulatory or third party consents or waivers shall have been made or obtained. In addition, the Purchaser shall have obtained the consents of all Persons and governmental authorities necessary for the Purchaser to consummate the transactions contemplated by this Agreement, including the Required Consents.

         6.3. Absence of Litigation. No order, stay, injunction or decree of any court of competent jurisdiction shall be in effect (a) that prevents or delays the consummation of any of the transactions contemplated by this Agreement, or (b) that would impose any material limitation on the ability of the Purchaser to purchase the Shares pursuant to the terms of this Agreement. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending) (i) seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement, or (ii) seeking material damages in connection therewith which the Sellers, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated by this Agreement.

         6.4. Other Deliveries. The Purchaser also shall have delivered to the Sellers the following:

                  (a)      the payments required by Section 1.4;

                  (b)      signed Escrow Agreement;

                  (c)      signed Employment Agreement(s);

                  (d)      signed Non-Competition Agreement;

                  (e) a good standing certificate for the Purchaser issued by the state of its incorporation as of a date not more than five days prior to the Closing Date; and

                  (f) the resolutions of the Board of Directors of the Purchaser authorizing the execution and delivery of this Agreement by the Purchaser and the performance of its obligations under this Agreement certified by an officer of the Purchaser.

                                  ARTICLE VIII
                                INDEMNIFICATION

         7.1. Indemnification. The Parties shall indemnify each other as set forth below.

                  (a) Subject to the limitations of Sections 7.1(g), and 7.1(h), the Sellers, jointly and severally, shall indemnify and hold harmless the Purchaser and its shareholders, officers, directors, employees, representatives, and agents (collectively, the "Purchaser's Indemnified Persons"), from and against any and all Losses, as defined in this section, arising out of, based upon or resulting from (i) any breach of any representation or warranty of the Parent Companies or the Sellers which is contained in or made pursuant to this Agreement, (ii) any breach or nonfulfillment by either Parent Company or the Sellers of any of their respective covenants, agreements or other obligations contained in or made pursuant to this Agreement, (iii) any Environmental Matter or Tax liability of any Company for periods prior to the Closing Date (whether or not disclosed on a Schedule), (iv) any act or omission of either Parent Company or the Sellers, or any of their predecessors, prior to the Closing Date, that constitutes a breach or default under, or a failure to perform any obligation, duty or liability of any Company under any loan agreement, lease, contract, order or other agreement (relating to the business of the Companies) to which any Company is a party or by which any were bound, or (v) except as disclosed on any Schedule or otherwise expressly contemplated by this Agreement, any claims caused by the acts or omissions of any Company or the Sellers prior to the Closing Date, including claims for Losses which arise out of the Sellers' direct or indirect operation of the

Companies or by virtue of Sellers' direct or indirect ownership of the Companies prior to the Closing Date, except to the extent of the Sellers' right to indemnification under Section 7.1(b).

                  (b) Subject to the limitations of Sections 7.1(i), the Purchaser shall indemnify and hold harmless, the Sellers and their representatives and agents (collectively, the "Sellers' Indemnified Persons"), from and against any and all Losses arising out of, based upon or resulting from
(i) any breach of any representation or warranty of the Purchaser which is contained in or made pursuant to this Agreement, (ii) any breach or nonfulfillment by the Purchaser of any of its covenants, agreements or other obligations contained in or made pursuant to this Agreement, (iii) any Tax liability of any Company for periods after the Closing Date, (iv) any act or omission of the Purchaser or the Companies, or any of their successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform any obligation, duty or liability of the Purchaser or the Companies under any loan agreement, lease, contract, order or other agreement (relating to the business of the Companies) to which the Purchaser or the Companies are a party or by which they are bound, or (v) any claims caused by the acts or omissions of the Purchaser or the Companies after the Closing Date, including claims for Losses which arise out of the Purchaser's direct or indirect operation of the Companies or by virtue of the Purchaser's direct or indirect ownership of the Companies after the Closing Date, except to the extent of the Purchaser's right to indemnification under Section 7.1(a).

                  (c) For purposes of this Section 7.1, "Losses" shall mean and include damages, liabilities and claims, and (to the extent that the person that is obligated to provide such indemnification (an "Indemnifying Party") maintains or has maintained liability insurance and such coverage is applicable to the person entitled to indemnification (an "Indemnified Party")), insurance benefits paid to or for the benefit or protection of the Indemnified Party. Losses shall include all reasonable fees, costs and expenses related thereto, including any and all of the Indemnified Party's Legal Expenses. As used in this Agreement, "Legal Expenses" shall mean the fees, costs and expenses reasonably incurred by the Indemnified Party in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to, any threatened or asserted claim, prior to assumption of control of the defense of such claim by the Indemnifying Party.

                  (d) Whenever any claim for indemnification shall arise under this Article, the Indemnified Party shall notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. Promptly after receipt of notice of the commencement of any action or claim by a third party in respect of which the Indemnified Party may seek indemnification under this Agreement, the Indemnified Party shall promptly notify the Indemnifying Party of such notice. Except as provided in subsection (j) of this section, the Indemnifying Party shall be entitled to control the defense of such action; provided, however, that:

                           (i)      the Indemnified Party shall be entitled to
participate in the defense of such action or claim and to employ counsel at its own expense to assist in the handling of such action or claim;

                           (ii)     the Indemnifying Party shall obtain the
prior written approval of the Indemnified Party before entering into any settlement of such action or claim, or ceasing to defend against such action or claim (with such approval not to be unreasonably withheld);

                           (iii)    no Indemnifying Party shall consent to the
entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such action or claim; and

                           (iv)     the Indemnifying Party shall not be entitled
to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any action or claim to the extent the claim seeks an injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, would materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

         After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action or claim, the Indemnifying Party shall not be liable to such Indemnified Party under this section for any Legal Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. If the Indemnifying Party does not assume control of the defense of such action or claim as provided in this
Section 7.1(d), the Indemnified Party shall have the right to defend such action or claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 7.1. The reimbursement of fees, costs and expenses required by this Section 7.1 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

                  (e) In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Section 7.1, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the actions or claims to which such indemnification relates.

                  (f) If any claim for indemnification is, or may be, the subject of the Indemnifying Party's liability insurance or other right to indemnification or contribution from any third person, then the Indemnified Parties agree that they shall promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. The Indemnified Parties agree to pursue, at the cost and expense of the Indemnifying Party, such claims diligently and to reasonably cooperate, at the cost and expense of the Indemnifying Party, with each applicable insurance carrier and third party indemnitor or contributor.

                  (g) The Sellers shall have no liability for indemnification with respect to the matters described in this Section 7.1 or otherwise under this Agreement unless and until, and only to the extent that the aggregate amount of all Losses for which indemnification is sought from the Sellers exceeds $50,000; provided, however, that such threshold shall not apply to the following:

                           (i)      the Sellers' indemnification obligations
with respect to breaches of Sections 2.1 (Organization of the Companies; Qualification; Capitalization), 2.2 (Authority), 2.7(c) (Title), 2.18 (Change in Control), or 2.19 (Commissions);

                           (ii)     the Sellers' obligations, if any (A) to make
a Purchase Price Adjustment payment to the Purchaser pursuant to Section 1.3,
(B) to make any payments to any Company pursuant to Section 8.2, (C) arising out of a breach of Section 4.12(c) or (d), or (D) to make payments pursuant to
Section 4.14 or 4.15; or

                           (iii)    the amount of any Tax liability of any
Company for periods prior to the Closing Date (whether or not disclosed on a Schedule).

                  (h) Notwithstanding any other provision of this Agreement to the contrary, the Sellers shall have no liability for indemnification with respect to the matters described in this Section 7.1 or otherwise under this Agreement to the extent that the aggregate amount of all payments made by the Sellers on account of Losses exceeds, or would exceed the Escrow Amount; provided, however, that such limitation shall not apply to the following:

                           (i)      the Sellers' indemnification obligations
with respect to breaches of Sections 2.1 (Organization of the Companies; Qualification; Capitalization), 2.2 (Authority), 2.7(c) (Title), 2.18 (Change in Control), or 2.19 (Commissions);

                           (ii)     the Sellers' obligations, if any (A) to make
a Purchase Price Adjustment payment to the Purchaser pursuant to Section 1.3,
(B) to make any payments to any Company pursuant to Section 8.2, (C) arising out of a breach of Section 4.12(c) or (d), or (D) to make payments pursuant to
Section 4.14 or 4.15; or

                           (iii)    the amount of any Tax liability of any
Company for periods prior to the Closing Date (whether or not disclosed on a Schedule).

                  (i) The Purchaser shall have no liability for indemnification with respect to the matters described in this Section 7.1 or otherwise under this Agreement unless and until, and only to the extent that, the aggregate amount of all Losses for which indemnification is sought from the Purchaser exceeds $50,000; provided, however, that such threshold shall not apply to (i) the Purchaser's obligation, if any, to make a Purchase Price Adjustment payment to the Sellers pursuant to Section 1.3 or to make any payment to the Sellers pursuant to Section 4.12(d), or (ii) the amount of any Tax liability of any Company for periods after the Closing Date.

                  (j) Notwithstanding anything to the contrary in this Agreement, with respect to any claim for indemnification for Losses arising out of Environmental Matters, the Purchaser shall control the response to the claim that is the basis of such Losses. Concurrently with asserting any such claim for indemnification, the Purchaser promptly shall notify the Sellers and provide the Sellers with a copy of any data, information, documents, reports or other materials that describe such claim. The Sellers may, at their own cost and expense, retain consultants and/or counsel to monitor the Purchaser's remedial actions. The Purchaser shall provide the Sellers with a copy of any remedial plan or proposed remedial actions or agreements with governmental agencies and shall give the Sellers at least thirty days to comment on such plans, actions or agreements, except where a shorter time period is necessary for the Purchaser to comply with a regulatory time period or order or with a demand from a governmental agency. The Purchaser shall consider and incorporate all reasonable comments from the Sellers in such plans and agreements. Subject to the above, the Purchaser shall make all final decisions as to the scope and implementation of any environmental cleanup or remedial action plans. Notwithstanding anything in this Agreement to the contrary, in no event shall the Sellers have any indemnification obligations for Losses arising out of Environmental Matters with respect to any costs, expenses or other Losses incurred by the Purchaser in the performance by the Purchaser of response activities, remediation or cleanup to a standard more stringent than the standard applicable to the property subject to the remediation as of the Closing Date (except where a more stringent standard is otherwise required by a governmental agency or by a governmental or court order, which more stringent standard shall apply).

         7.2.     Payment for Indemnity Claims. Except as limited in Sections
7.1 and 7.3, the Purchaser will have the right to receive from the Escrow Amount the amount of any Losses incurred by the Purchaser from any third-party claim or any claim against the Sellers under Section 7.1 that has been finally determined by agreement or by a court of competent jurisdiction, as provided in the Escrow Agreement.

         7.3.     Survival.

                  (a) Except as otherwise set forth in this Agreement, the representations, warranties, covenants and agreements contained in this Agreement, or in any Schedule, certificate, document or statement delivered pursuant to this Agreement, shall survive until March 31, 2002, and shall be deemed to have been relied upon and shall not be affected in any respect by the Closing, any investigation conducted by any Party or by any information which any Party may receive.

                  (b)      Notwithstanding Section 7.3(a):

                           (i)      the representations and warranties of the
Sellers contained in Sections 2.1 (Organization of the Companies; Qualification; Capitalization), 2.2 (Authority), 2.7(c) (Title), 2.18 (Change in Control), or
2.19 (Commissions) shall survive until the earlier of (A) the expiration of all statute of limitations periods (or extensions or waivers thereof) applicable to a particular representation and warranty, and (B) the sixth anniversary of the Closing Date;

                           (ii)      the obligations of the Sellers under
Section 7.1 with respect to any Tax liability of any Company for periods prior to the Closing Date (whether or not disclosed on a Schedule), shall survive indefinitely after the Closing Date; and

                           (iii) the covenants of the Sellers contained in
Section 4.12(c) and (d) shall survive until the expiration of the applicable statute of limitations (or extensions or waivers thereof) relating to any such liability for Taxes.

                  (c)      Notwithstanding Section 7.3(a):

                           (i)      the obligations of the Purchaser under
Section 7.1(b) with respect to any Tax liability of any Company for periods after the Closing Date shall survive indefinitely after the Closing Date; and

                           (ii)     the covenant of the Purchaser contained in
Section 4.12(d) shall survive until the expiration of the applicable statute of limitations (or extensions or waivers thereof) relating to any such liability for Taxes.

                  (d) The liability of any Party under Article VII shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such Party has been given written notice prior to the date on which it would otherwise terminate.

                                  ARTICLE VIII
                                 MISCELLANEOUS

         8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date notwithstanding any requisite approval and adoption of this Agreement by the Parties:

                  (a) by mutual written consent duly authorized by the Sellers' Representative and the Board of Directors of the Purchaser; or

                  (b) by the Sellers' Representative or the Purchaser if any court or governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and nonappealable; or

                  (c) by the Purchaser, if the Purchaser is not in material breach of this Agreement and there shall have been a material breach of any of the Parent Companies' or the

Sellers' representations, warranties or covenants which breach cannot be or has not been cured within ten days following receipt of written notice of such breach; provided, however, that if, in the reasonable judgment of the Purchaser, the breach is of such nature that it can be cured, but cannot be completely cured within such ten-day period, then the Purchaser shall not be entitled to terminate this Agreement if the Sellers shall have begun curing such breach within such ten-day period and shall, with reasonable diligence and in good faith, proceed to cure it as promptly as possible; or

                  (d) by the Sellers' Representative, if the Sellers are not in material breach of this Agreement and there shall have been a material breach of any of the Purchaser's representations, warranties or covenants which breach cannot be or has not been cured within ten days of the receipt of written notice of such breach; provided, however, that if, in the reasonable judgment of the Sellers' Representative, the breach is of such nature that it can be cured, but cannot be completely cured within such ten-day period, then the Sellers' Representative shall not be entitled to terminate this Agreement if the Purchaser shall have begun curing such breach within such ten-day period and shall, with reasonable diligence and in good faith, proceed to cure it as promptly as possible; or

                  (e) by either the Sellers' Representative or the Purchaser if the Closing shall not have occurred on or before March 1, 2001, so long as the Party desiring to terminate the Agreement is not in material breach of this Agreement; provided, however, that the termination of this Agreement by any Party pursuant to this Section 8.1 shall not relieve any Party from liability arising after the date accurate disclosure should have been made as a result of the representations and warranties of a Party being materially incorrect when made or the breach by a Party of a covenant or agreement.

         8.2.     Expenses.

                  (a)      Except as otherwise provided for in this Agreement
(i) the Purchaser shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers, environmental consultants or others engaged by such Party), and (ii) the Sellers shall pay their own fees and expenses (including the fees of any attorneys, accountants, investment bankers, environmental consultants or others engaged by such Party), incurred in connection with this Agreement and the transactions contemplated by this Agreement, whether or not such transactions are consummated.

                  (b) Notwithstanding Section 8.2(a), the Purchaser agrees that the Companies shall pay their own fees and expenses (including the fees of any attorneys, accountants, investment bankers (including Deloitte & Touche
LLP), environmental consultants or others engaged by such Party) incurred in connection with this Agreement and the transactions contemplated by this Agreement, whether or not such transactions are consummated, but only to the extent such fees and expenses are accrued on the Closing Date Balance Sheet. After the Closing, the Sellers, jointly and severally, shall be obligated to reimburse the Companies for the entire amount of any such fees and expenses that are not accrued on the Closing Date Balance Sheet. Such obligations shall survive indefinitely after the Closing, shall not be subject to any of the limitations set forth in Article VII, and shall not be counted toward any caps set forth in Article VII.

         8.3. Notices. All notices or other communications required or permitted under this Agreement shall be given in writing and shall be either delivered by hand or by overnight courier (or by fax confirmed by one of such methods) as follows:

         If to the Sellers:

                  c/o William Joseph Chorkey or Alice M. Chorkey
                  34300 Lyncroft
                  Farmington Hills, MI 48331
                  Fax:              (248) 553-8942

         With a copy to:

                  Dold, Spath & McKelvie, P.C.
                  17190 Denver Avenue
                  P.O. Box 36786
                  Grosse Pointe, MI 48236-0786
                  Attention:        Douglas H. Dold
                  Fax:              (313) 886-7505

         If to the Purchaser:

                  Kaydon Corporation
                  315 East Eisenhower Parkway, Suite 300
                  Ann Arbor, Michigan  48108
                  Attention:        Brian P. Campbell, President
                  Fax:              (734) 747-6928

         With a copy to:

                  Dykema Gossett PLLC
                  400 Renaissance Center
                  Detroit, MI 48243
                  Attention:        Paul R. Rentenbach
                  Fax:              (313) 568-6915

or such other address as shall be furnished in writing by such Party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered;

provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

         8.4. Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and the provisions of Article VII of this Agreement shall inure to the benefit of the indemnified parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned by any of the Parties without the prior written consent of the other parties, except that the Purchaser may assign this Agreement and such rights, interests and obligations to a wholly owned direct or indirect subsidiary of the Purchaser (provided that such assignment shall not relieve the Purchaser of its obligations under this Agreement).

         8.5. Entire Agreement. This Agreement (including the Schedules and Exhibits) and the confidentiality agreement between the Purchaser and ACE Controls dated November 3, 2000 contain the entire agreement and understanding of the parties with respect to the transactions contemplated by this Agreement and supersedes all prior or contemporaneous written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated by this Agreement other than those expressly set forth in this Agreement.

         8.6. Modifications, Amendments and Waivers. At any time prior to the Closing, to the extent permitted by law (a) the Parties may, by written agreement, modify, amend or supplement any term or provision of this Agreement, and (b) any term or provision of this Agreement may be waived in writing by the Party which is entitled to the benefits thereof.

         8.7. Counterparts. This Agreement may be executed with counterpart signature pages or in two or more counterparts (including facsimile transmissions of such signature pages), all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         8.8. Governing Law. This Agreement shall be governed by the laws of the United States and the State of Michigan (regardless of the laws that might be applicable under principles of conflicts or choice of law) as to all matters including matters of validity, construction, effect and performance.

         8.9. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby and this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provisions had not been included in this Agreement. To the extent permitted by applicable law, each Party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         8.10. Specific Performance. The Parties recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any nonbreaching Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

         8.11. Third Parties. Nothing in this Agreement shall be deemed to be for the benefit of, or enforceable by or on behalf of any Party, including any employee or former employee of any Company, any dependent or beneficiary of any such employee, any labor union or other Party or organization, any obligee, owner or holder of any obligation or liability, other than the Parties and the Indemnified Parties.

         8.12.    Childrens Trusts.   For all purposes of this Agreement,
including the identification of the Sellers and the execution of this Agreement, all references to the William J. Chorkey Irrevocable 1996 Children's Trust dated June 5, 1996 and the Alice M. Chorkey Irrevocable 1996 Children's Trust dated June 5, 1996, shall be deemed to include all "sub-trusts" under each such trust, including those for the benefit of Lorraine A. Chorkey, Janet Chorkey-Rosalik, Susan E. Wilts, Karen L. Renaud, William John Chorkey, Nancy E. McMacken, and Lois K. Dabrowski.



                        * * * * * * * * * * * * * * * * *

         The Parties executed this Stock Purchase Agreement as of the day and year first above written.

                                          KAYDON CORPORATION


                                          By:      /s/ Brian P. Campbell
                                                   -----------------------------
                                                   Brian P. Campbell, President


                                          ACE CONTROLS, INC.


                                          By:      /s/ William Joseph Chorkey
                                                   -----------------------------
                                                   William Joseph Chorkey, CEO


                                          ACE CONTROLS INTERNATIONAL, INC.


                                          By:      /s/ Willaim Joseph Chorkey
                                                   -----------------------------
                                                   William Joseph Chorkey, CEO


                     [Signatures Continue on Following Page]

                                                  SELLERS' REPRESENTATIVE


                                                  /s/ William Joseph Chorkey
                                                  ------------------------------
                                                  William Joseph Chorkey


                                                  /s/ Alice M. Chorkey
                                                  ------------------------------
                                                  Alice M. Chorkey


THE WILLIAM J. CHORKEY REVOCABLE TRUST
DATED JUNE 5, 1974, AS AMENDED AND RESTATED
ON JUNE 28, 1999


By: /s/ William Joseph Chorkey               /s/ Lorraine A. Chorkey
    -------------------------------          -----------------------------------
    William Joseph Chorkey, Trustee          Lorraine A. Chorkey, Individually


                                             /s/ Janet Chorkey-Rosalik
                                             -----------------------------------
THE ALICE M. CHORKEY REVOCABLE TRUST         Janet Chorkey-Rosalik, Individually
DATED SEPTEMBER 29, 1976, AS AMENDED
AND RESTATED ON JUNE 28, 1999



By: /s/ Alice M. Chorkey                     /s/ Susan E. Wilts
    -------------------------------          -----------------------------------
    Alice M. Chorkey, Trustee                Susan E. Wilts, Individually




THE WILLIAM J. CHORKEY IRREVOCABLE 1996
CHILDREN'S TRUST DATED JUNE 5, 1996          /s/ Karen L. Renaud
                                             -----------------------------------
                                             Karen L. Renaud, Individually


By: /s/ Lorraine A. Chorkey                  /s/ William John Chorkey
    -------------------------------          -----------------------------------
    Lorraine A. Chorkey, Trustee             William John Chorkey, Individually



By: /s/ Janet Chorkey-Rosalik                /s/ Nancy E. McMacken
    -------------------------------          -----------------------------------
    Janet Chorkey-Rosalik, Trustee           Nancy E. McMacken, Individually



By: /s/ Susan E. Wilts
    -------------------------------
    Susan E. Wilts, Trustee

                     [Signatures Continue on Following Page]


                                            /s/ Lois K. Dabrowski
                                            ------------------------------------
                                            Lois K. Dabrowski, Individually

THE ALICE M. CHORKEY IRREVOCABLE 1996
CHILDREN'S TRUST DATED JUNE 5, 1996


By:    /s/ Lorraine A. Chorkey
       ------------------------------
       Lorraine A. Chorkey, Trustee


By:    /s/ Susan E. Wilts
       ------------------------------
       Susan E. Wilts, Trustee


By:    /s/ Janet Chorkey-Rosalik
       ------------------------------
       Janet Chorkey-Rosalik, Trustee

JANET CHORKEY-ROSALIK GRANTOR RETAINED
ANNUITY TRUST DATED NOVEMBER 16, 2000


By:    /s/ Janet Chorkey-Rosalik
       ------------------------------
       Janet Chorkey-Rosalik, Trustee



SUSAN E. WILTS GRANTOR RETAINED ANNUITY
TRUST DATED NOVEMBER 16, 2000


By:    /s/ Susan E. Wilts
       ------------------------------
       Susan E. Wilts, Trustee


KAREN L. RENAUD GRANTOR RETAINED
ANNUITY TRUST DATED NOVEMBER 16, 2000


By:    /s/ Karen L. Renaud
       ------------------------------
       Karen L. Renaud, Trustee

                     [Signatures Continue on Following Page]


LOIS K. DABROWSKI GRANTOR RETAINED
ANNUITY TRUST DATED NOVEMBER 16, 2000


By:    /s/ Lois K. Dabrowski
       --------------------------
       Lois K. Dabrowski, Trustee